        Filed electronically with the Securities and Exchange Commission on April 30, 2004.

                                                                FILE NO. 811-620
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM N-1A

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 16

                                    --------

         ASSET MANAGEMENT FUND LARGE CAP EQUITY INSTITUTIONAL FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

                   655 Third Avenue, New York, New York 10017
                    (Address of Principal Executive Offices)

       Registrant's Telephone Number, including Area Code: (212) 573-9354

                                 James H. Bluck
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                     (Name and Address of Agent for Service)

================================================================================

         ASSET MANAGEMENT FUND LARGE CAP EQUITY INSTITUTIONAL FUND, INC.

                                   PROSPECTUS

                               o o o o o o o o o o

                                   May 1, 2004

                               o o o o o o o o o o

                                 A NO-LOAD FUND

                               o o o o o o o o o o

                               PRIMARY OBJECTIVE:
                              Capital Appreciation
                              SECONDARY OBJECTIVE:
                                     Income

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

AN INVESTMENT IN THE FUND IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR
ENDORSED BY, ANY BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR ANY OTHER AGENCY.

THE OFFER AND SALE OF THE SECURITIES OFFERED BY MEANS OF THIS PROSPECTUS HAVE
NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SHARES OF THE
FUND MAY BE OFFERED AND SOLD ONLY TO ELIGIBLE INSTITUTIONS WHOSE PRINCIPAL
OFFICES ARE LOCATED IN THE STATE OF NEW YORK AND MAY NOT BE TRANSFERRED, EXCEPT
TO ANOTHER ELIGIBLE INSTITUTION WHOSE PRINCIPAL OFFICE IS LOCATED IN THE STATE
OF NEW YORK.

This Prospectus does not constitute an offer in any state or jurisdiction outside the State of New York.

ADDITIONAL INFORMATION AND SHAREHOLDER INQUIRIES

A current Statement of Additional Information ("SAI") which provides more detail about the Fund is on file with the Securities and Exchange Commission as part of the Fund's registration statement on Form N-1A. The SAI is incorporated herein by reference, which means that it is legally considered part of this Prospectus.

Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

The SAI, annual report and semi-annual report are available without charge upon request. To obtain a copy of the current SAI, annual or semi-annual report or other information about the Fund or to make shareholder inquiries:

        Call:        800-527-3713

        Write to:    Shay Financial Services, Inc.
                     230 West Monroe Street, Suite 2810
                     Chicago, Illinois  60606

You may view and copy the SAI and other information about the Fund by visiting the Securities and Exchange Commission's Public Reference Room in Washington,
DC, or by visiting the EDGAR Database on the Commission's Internet site at
http://www.sec.gov. Copies of this information may also be obtained, upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Commission's Public Reference
Section, Washington, DC 20549-0102. You may also call the Commission at
202-942-8090 for information about the operation of the Commission's Public
Reference Room.

       YOU SHOULD READ THIS PROSPECTUS AND RETAIN IT FOR FUTURE REFERENCE.

CONTENTS

                                  PAGE                                      PAGE

Investment Objectives and                 Dividends, Distributions and
  Strategies.....................   6       Federal Income Tax Status......  12
Principal Risks..................   7     Portfolio Management.............  13
Share Price -- Net Asset Value...   8     Administrator, Transfer
Purchase of Fund Shares..........   8       Agent and Custodian............  13
                                          Distributor......................  13

                              --------------------

                                   KEY POINTS

ELIGIBLE INVESTMENT FOR NEW YORK SAVINGS BANKS: The Fund is designed as an investment vehicle for New York savings banks under Subdivision 26(e) of Section
235 of the New York Banking Law and certain other Eligible Institutions, as defined below.

ELIGIBLE INSTITUTIONS: Shares of the Fund may be purchased and owned only by, and may be transferred only to, Eligible Institutions that have their principal offices within the State of New York. An "Eligible Institution" means: (i) a savings bank or savings and loan association organized under the laws of the
State of New York, (ii) a federal savings association organized under the laws of the United States, (iii) a holding company owning a majority of the outstanding shares of such a savings bank, savings and loan association or savings association, (iv) a life insurance department of any such savings bank, savings and loan association or savings association, (v) a wholly- or majority-owned subsidiary of any such savings bank, savings and loan association or savings association, including without limitation a life insurance subsidiary, (vi) a pension trust, fund, plan or agreement participated in by one or more such savings banks, savings and loan associations, savings associations or holding companies to provide retirement benefits, death benefits or disability benefits for any or all of its or their active officers and employees or (vii) any insurance company or any trust or other entity holding for the benefit of any of the foregoing or the policyholders of any such insurance company or subsidiary.

ELIGIBLE INVESTMENTS BY THE FUND: In order to maintain the Fund as an eligible investment for New York savings banks under Subdivision 26(e) of Section 235 of the New York Banking Law, the Fund will invest only in securities in which a savings bank may invest.

OBJECTIVE: The Fund's primary investment objective is to achieve capital appreciation. The objective of income is secondary.

PRINCIPAL STRATEGIES: The Fund seeks to achieve these objectives by investing in a diversified portfolio of equity securities consisting primarily of common stocks of U.S.-based companies whose growth, cash flow, earnings and dividend prospects are promising and whose securities are reasonably priced and have the potential for capital appreciation in the opinion of the Fund's Investment
Adviser. The equity securities in which the Fund invests consist primarily of dividend-paying common stocks of large-capitalization companies, i.e., companies with market capitalizations in excess of $5 billion. There is no assurance that the Fund in fact will achieve these objectives.

RISKS: All investments in equity mutual funds, like the Fund, involve some level of risk. Simply defined, risk is the possibility that you will lose money or not make money. The principal risk factors for the Fund are summarized below.

o    MARKET AND INVESTMENT RISKS. The value of the Fund's shares will fluctuate in accordance with the value of the securities held in its portfolio.
     Declines are possible in the overall stock market or in the particular securities or types of securities held by the Fund, and it is possible to lose money as a result of your investment.

o    PORTFOLIO MANAGEMENT RISKS. The Investment Adviser's skill will affect the ability of the Fund to achieve its investment objective. The strategies employed by the Fund may not match the performance of other strategies at different times or under different market or economic conditions.
     Accordingly, the Fund's performance for any period may differ from the performance of the overall market or from other investments that may be available to you.

o    LIMITATIONS ON THE AMOUNT OF REDEMPTIONS. The amount that may be withdrawn from the Fund by a shareholder on any day is limited to the greater of
     2,500 shares or 10% of the total number of shares owned by the shareholder at the time the request for redemption is made.

o    REGULATORY RISKS. All of the Fund's shareholders are financial institutions
     (or subsidiaries of, or holding companies for, financial institutions) that are regulated by state and/or federal law. Changes in federal and state regulations in effect from time to time may affect the types of securities and other instruments in which the Fund may invest and, therefore, could adversely affect the ability of the Fund to achieve its investment objectives. Regulatory changes also may affect the ability of Eligible
     Institutions to invest in the Fund, which could result in a reduction in the size of the Fund and have other adverse effects on the Fund.

INVESTMENTS NOT INSURED OR GUARANTEED: An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance
Corporation or any other government agency.

              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                               PERFORMANCE SUMMARY

    The bar chart and table shown below provide an indication of the risks of investing in the Fund by showing changes in the Fund's performance from year to year over a 10-year period and by showing how the Fund's average annual returns for one, three, five, and ten years compare to those of a broad-based securities market index. All returns assume reinvestment of dividends. The Fund's past performance is not necessarily an indication of how the Fund will perform in the future.

           YEAR-BY-YEAR TOTAL RETURNS (AS OF DECEMBER 31 OF EACH YEAR)

Best Quarter:     4th Quarter, 1998   +21.31%
Worst Quarter:    3rd Quarter, 2002   -12.67%

          AVERAGE ANNUAL TOTAL RETURNS (YEARS ENDED DECEMBER 31, 2003)

                                          1 YEAR   3 YEARS   5 YEARS    10 YEARS
                                          ------   -------   -------    --------
Asset Management Fund Large Cap
Equity Institutional Fund, Inc.

  Return before taxes....................  17.48%    -1.83%     0.96%    10.04%

  Return after taxes on distributions*...  17.34%    -2.63%    -0.33%     7.42%

  Return after taxes on distributions
  and sale of Fund shares*...............  11.46%    -1.92%     0.35%     7.31%

S&P 500 Index (reflects no deduction
for fees, expenses or taxes)**...........  28.68%    -4.08%    -0.57%    11.07%

---------------

*   After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

**  The S&P 500 Index is the Standard & Poor's Composite Index of 500 Stocks,
    which is a commonly recognized unmanaged price index of 500 widely held common stocks.

                          FEES AND EXPENSES OF THE FUND

    THIS TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU MAY PAY IF YOU BUY AND
HOLD SHARES OF THE FUND.

SHAREHOLDER FEES (fees paid directly from your investment)............... NONE

ANNUAL FUND OPERATING EXPENSES (expenses that are
  deducted from Fund assets)*

  Management Fees........................................................ 0.75%
  Distribution or Service (12b-1) Fees................................... NONE
  Other Expenses......................................................... 0.57%
       Administration, Transfer Agent and Custodian Fees.........0.14%
       Professional and Directors' Expenses......................0.36%
       Insurance, Printing and Miscellaneous Expenses............0.07%
  Total Annual Fund Operating Expenses....................................1.32%

---------------
*    Annual Fund operating expense figures are for the fiscal year ended
     December 31, 2003, and are expressed as a percentage of the Fund's average net assets.

EXAMPLE

    This Example is intended to help you compare the cost of investing in the
Fund with the cost of investing in other mutual funds. Because it uses hypothetical conditions, your actual costs may be higher or lower.

    The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The
Example also assumes that your investment has a 5% return each year, all dividends and distributions are reinvested and the Fund's operating expenses described in the preceding table remain the same as a percentage of net assets.
Although your actual costs may be higher or lower, based on these assumptions your costs would be:

              1 YEAR      3 YEARS      5 YEARS      10 YEARS
              ------      -------      -------      --------
               $134         $418        $723         $1,590

    The Fund does not charge any deferred sales charge or other redemption fee, and you would pay the same expenses shown in the Example if you did not redeem your shares.

ELIGIBLE INSTITUTIONS                      INVESTMENT OBJECTIVES AND STRATEGIES

   The Fund is designed as an              INVESTMENT OBJECTIVES
investment vehicle for New York
savings banks under Subdivision 26(e)         The primary investment objective
of Section 235 of the New York             of the Fund is to achieve capital
Banking Law and certain other              appreciation for its shareholders.
Eligible Institutions, as defined          The objective of income is secondary.
below. Shares of the Fund may be           There is no assurance that the Fund
purchased and owned only by, and may       will, in fact, achieve these
be transferred only to, Eligible           objectives.
Institutions that are resident in the
State of New York. An Eligible                The Board of Directors may change
Institution will be deemed to be a         the Fund's investment objectives
resident of the State of New York          without shareholder approval whenever
only if it has its principal office        in its judgment economic or market
within the State of New York. An           conditions warrant.
"Eligible Institution" means:
                                           ELIGIBLE INVESTMENTS
o  a savings bank or savings and
   loan association organized under           In order to maintain the Fund as
   the laws of the State of New York,      an eligible investment for New York
                                           savings banks under Subdivision 26(e)
o  a federal savings association           of Section 235 of the New York
   organized under the laws of the         Banking Law, the Fund will not make
   United States,                          any investment or engage in any
                                           transaction which would cause the
o  a holding company owning a              Fund's shares not to be eligible for
   majority of the outstanding shares      investment by savings banks under the
   of such a savings bank, savings         laws of the State of New York. That
   and loan association or savings         law effectively limits the types of
   association,                            investments the Fund may make by
                                           generally limiting savings banks to
o  a life insurance department of          investing in investment companies
   any such savings bank, savings and      that invest in securities in which a
   loan association or savings             savings bank may itself invest.
   association,
                                              As currently in effect, the New
o  a wholly- or majority-owned             York Banking Law and the Banking
   subsidiary of any such savings          Department's interpretations thereof
   bank, savings and loan association      permit the Fund to invest in common
   or savings association, including       stocks of U.S. domestic corporations
   without limitation a life               that are traded on a national
   insurance subsidiary,                   securities exchange or quoted on the
                                           National Association of Securities
o  a pension trust, fund, plan or          Dealers Automated Quotation System,
   agreement participated in by one        preferred stocks of U.S. domestic
   or more such savings banks,             corporations that meet certain
   savings and loan associations,          financial tests and corporate
   savings associations or holding         interest-bearing securities that are
   companies to provide retirement         not in default as to either principal
   benefits, death benefits or             or interest when acquired.
   disability benefits for any or all
   of its or their active officers            Restrictions and policies of the
   and employees, or                       Fund that are based on the laws of
                                           the State of New York applicable to
o  any insurance company and any of        savings banks and savings and loan
   its subsidiaries or any trust or        associations may be changed by any
   other entity holding for the            amendments to or changes in such laws
   benefit of any of the foregoing or      or the regulations promulgated
   the policyholders of any such           thereunder or official
   insurance company or subsidiary.        interpretations of such laws and
                                           regulations, without action by the
   Federal law may further restrict        Fund's shareholders.
the ability of certain Eligible
Institutions to invest in the Fund.        PRINCIPAL INVESTMENT STRATEGIES
Each Eligible Institution should
consult its own advisers with respect         The Fund invests primarily in
to limitations, if any, imposed on         equity securities of U.S.-based
its investments in the Fund by             companies whose growth, cash flow,
applicable banking laws or                 earnings and dividend prospects are
regulations.                               promising and whose securities are
                                           reasonably priced and have the
                                           potential for capital appreciation in
                                           the opinion of the Investment
                                           Adviser. Specifically, the Investment
                                           Adviser looks for companies with
                                           strong balance sheets and sustainable
                                           earnings growth. In evaluating the

prospects for a company's growth and       PRINCIPAL RISKS
earnings, the Investment Adviser
considers, among other things, the            All investments in equity mutual
company's historical performance and       funds, like the Fund, involve some
growth strategy, the growth rate of        level of risk. Simply defined, risk
the industries in which it operates        is the possibility that you will lose
and the markets into which it sells,       money or not make money. The
the nature of its competitive              principal risk factors for the Fund
environment, technological                 are discussed below. Before you
developments and trends in market          invest, please make sure you
share. In attempting to determine          understand the risks that apply to
reasonable price levels for a              your investment.
company's securities, the Investment
Adviser utilizes a variety of              MARKET AND INVESTMENT RISKS
measurement methods, including
discounted cash flow analysis of              The value of the Fund's shares
expected earnings streams and an           will fluctuate in accordance with the
evaluation of the company's                value of the securities held in its
price-to-earnings ratio.                   portfolio so that your shares, when
                                           redeemed, may be worth more or less
   The equity securities in which the      than their original cost. Declines
Fund invests consist primarily of          are possible in the overall stock
dividend-paying common stocks of           market or in the particular
large-capitalization companies, i.e.,      securities or types of securities
companies with market capitalizations      held by the Fund, and it is possible
in excess of $5 billion. The Fund may      to lose money as a result of your
invest up to 20% of its assets in          investment.
equity securities of smaller
companies. The equity securities in           The Fund may invest up to 20% of
which the Fund may invest also             its assets in the securities of
include common stocks that do not pay      companies with market capitalizations
dividends, preferred stocks and            of less than $5 billion. These
corporate debt securities convertible      companies carry additional risks
into common stock.                         because their earnings tend to be
                                           less predictable, their share prices
   Under normal market conditions, it      are more volatile and their
is the Fund's policy to invest at          securities may be less liquid than
least 80% of its net assets (measured      the securities of larger companies.
at the time of such investment) in
the equity securities of                   PORTFOLIO MANAGEMENT RISKS
large-capitalization companies and,
to the extent reasonably practicable,         The Investment Adviser's skill in
at least 80% of its assets in common       choosing investments for the Fund
stock. However, if the Fund's              will affect the ability of the Fund
Investment Adviser deems it                to achieve its investment objectives,
beneficial for defensive purposes          and the investment strategies
during adverse market, economic or         employed by the Fund may not match
other conditions, and subject to           the performance of other strategies
restrictions, if any, imposed by the       at different times or under different
New York Banking Law, the Fund may         market or economic conditions.
invest up to 100% of its assets            Accordingly, the Fund's performance
temporarily in non-equity securities,      for any period may differ from the
such as investment grade corporate         performance of the overall market or
bonds, commercial paper and                from other investments that may be
government securities. In taking this      available to you.
action, the Fund would reduce its
exposure to fluctuations and risks in      LIMITATION ON THE AMOUNT OF
the market for equity securities and       REDEMPTIONS
would increase its exposure to
fluctuations and risks of the market          The amount that may be withdrawn
for debt securities. These defensive       from the Fund by a shareholder on any
actions would reduce the benefit from      day is limited to the greater of
any upswing in the equity markets          2,500 shares or 10% of the total
and, if the Investment Adviser does        number of shares owned by the
not correctly anticipate fluctuations      shareholder at the time the request
in the equity and debt securities          for redemption is made.
markets, may not contribute to the
achievement of the Fund's investment       REGULATORY RISKS
objective.
                                              All of the Fund's shareholders
   To a limited extent, the Fund also      are financial institutions (or
may engage in other investment             subsidiaries of, or holding companies
practices.                                 for, financial institutions) that are
                                           regulated by state and/or federal
   More information about the Fund's       law. Changes in federal and state
investments and strategies is              regulations in effect from time to
provided in the Statement of               time may affect the type of
Additional Information.                    securities and other instruments in
                                           which the Fund may invest and,
                                           therefore, could adversely affect the
                                           ability of the Fund to achieve its
                                           investment objectives.

   The ability of Eligible                 NEXT-DAY SETTLEMENT
Institutions to invest in the Fund
(and the amounts that they may                The Fund permits next-day
invest) is subject to both federal         settlement for shares purchased by
and state regulation. Further              telephone. Next-day settlement
regulatory restrictions on the             permits an Eligible Institution to
ability of Eligible Institutions to        place an order by telephone to
invest in the Fund (or on the size of      purchase Fund shares at the net asset
their investments) could result in a       value per share next determined after
reduction in the size of the Fund and      receipt of the order to purchase and
an increase the Fund's expense ratio,      to deliver payment for the order by
affect the Fund's ability to achieve       wire transfer the following business
economies of scale, result in a            day. Payment must be in the form of
reduction in the Fund's investment         federal funds or other immediately
returns and adversely affect the           available funds and must be received
ability of the Fund to achieve its         by the Fund's Custodian, The Bank of
investment objectives.                     New York, prior to 4:00 P.M. New York
                                           City time on the next business day
SHARE PRICE -- NET ASSET VALUE             after submission of the order to
                                           purchase, or the order will be
   The price of the Fund's shares is       canceled.
also referred to as its NET ASSET
VALUE or NAV per share. The net asset         A purchase order is binding upon
value per share of the Fund is             the investor. If the Fund must cancel
determined by computing the total          your order because payment was not
value of all securities and other          timely received, you will be
assets of the Fund, subtracting all        responsible for the difference
of its liabilities and then dividing       between the price of the shares when
by the total number of shares of the       ordered and the price of the shares
Fund outstanding:                          when the order is canceled, and for
                                           any fees or other losses and expenses
Net Asset   Total Assets - Liabilities     incurred by the Fund. The Fund may
  Value  = ----------------------------    redeem shares from your account in an
           Number of Shares Outstanding    amount equal to the amount of the
                                           difference in share price and the
   The Fund determines its net asset       fees and other losses and expenses
value per share as of 4:00 P.M., New       incurred, if any, and may retain the
York time. Shares will not be priced       proceeds of the redemption in
on days on which the New York Stock        satisfaction of your liability to the
Exchange is closed for trading.            Fund. You will continue to be
                                           responsible for any deficiency. In
   The Fund uses market prices in          addition, the Fund may prohibit or
valuing portfolio securities, but may      restrict you from electing next-day
use fair value estimates if reliable       settlement in the future or from
market prices are unavailable.             making future purchases of the Fund's
                                           shares.
PURCHASE OF FUND SHARES
                                              Any funds received by the Fund in
   Investors purchase shares at the        respect of a canceled purchase order
Fund's next-determined net asset           will be returned upon instructions
value after the Fund receives your         from the sender, after deduction of
order to purchase. Orders to purchase      any fees, losses or other amounts for
shares are not binding on the Fund         which you are responsible (as
until accepted by the Fund. The Fund       described above), without any
reserves the right to reject any           liability to the Fund, the Investment
purchase order.                            Adviser, the Distributor or the
                                           Custodian. If it is not possible to
   Investors in the Fund pay no            return the funds the same day, you
shareholder transaction fees, such as      will not have use of the funds until
sales loads or exchange fees, when         the next business day when it is
purchasing shares.                         possible to effect the return
                                           payment.
PROCEDURES FOR OPENING AN ACCOUNT
WITH THE FUND                                 The Fund reserves the right to
                                           reject any purchase order.
   Accounts with the Fund may be
established by telephone. To open an
account, telephone the Fund's
Distributor, Shay Financial Services
Inc., at 800-527-3713.

PROCEDURES FOR PURCHASING SHARES

   Eligible Institutions may submit
purchase orders by telephone for
their initial investment in the Fund
or any subsequent investment. To make
an investment in the Fund, follow the
instructions below under the heading
"SHARE PURCHASE PROCEDURES."

REINVESTMENT OF DIVIDENDS AND CAPITAL      election at any time prior to a
GAINS DISTRIBUTIONS                        record date for a dividend or
                                           distribution by notifying the Fund in
   You may elect to have dividends         writing.
and capital gains distributions of
the Fund, when paid, reinvested in         SHARE CERTIFICATES
shares of the Fund at the net asset
value per share determined at the             The Fund will not issue
close of business on the ex-dividend       certificates representing the Fund's
date. The Fund will reinvest your          shares unless you make a request in
dividends and capital gains                writing directly to the Fund's
distributions unless you make a            Administrator. Wire and telephone
contrary election at the time you          redemptions of shares held in
open your account. You may change an       certificate form are not permitted.

                            SHARE PURCHASE PROCEDURES

                         INITIAL PURCHASE

TO OPEN AN ACCOUNT OR    Call the Fund at 800-527-3713.
OBTAIN INFORMATION

MINIMUM INVESTMENT       $20,000 minimum for initial investments.  There is no
                         minimum for subsequent
                         investments.

BY TELEPHONE             1. Call 800-527-3713 to submit a purchase order by
                         telephone and indicate the amount of the investment or
                         the number of shares you desire to purchase. All
                         purchases made by telephone must be paid by wire
                         transfer.

                         2. Wire funds using the wire instructions below.
                         Immediately available funds must be received by 4:00
                         P.M. New York City time on the next business day after
                         the order is submitted or the order will be canceled.

METHOD OF PAYMENT AND    All payments must be made by wire transfer.
WIRE INSTRUCTIONS
                         First, call 800-527-3713 to notify the Fund that you
                         intend to purchase shares by wire and to verify wire
                         instructions. Then, wire funds care of The Bank of New
                         York, New York, NY:

                         ABA#:  021000018
                         A/C 8900403179
                         From: (NAME OF INVESTOR/SHAREHOLDER)
                         TIN:  (SHAREHOLDER'S TAXPAYER IDENTIFICATION NUMBER)
                         Account Number: (INVESTOR'S ACCOUNT NUMBER IN THE FUND)
                         For purchase of: Asset Management Fund Large Cap
                                          Equity Institutional Fund, Inc.
                         Amount:  (AMOUNT TO BE INVESTED)
                         Ref. 110AF and (SHAREHOLDER NAME AND ACCOUNT NUMBER)

ANTI-MONEY LAUNDERING PROGRAM              state bank regulator are not subject
                                           to the customer identification
   The Fund is required to comply          requirements. The Fund may also ask
with various federal anti-money            to see other identifying documents.
laundering laws and regulations.           Applications without this information
Consequently, the Fund may be              may not be accepted and orders will
required to hold the account of an         not be processed. Pending
investor if the investor appears to        verification of the investor's
be involved in suspicious activity or      identity, the Fund will require a
if certain account information             signature guarantee in order to
matches information on government          process redemption requests. The Fund
lists of known terrorists or other         reserves the right to place limits on
suspicious persons, or the Fund may        transactions in any account until the
be required to transfer the account        identity of the investor is verified;
or proceeds of the account to a            to refuse an investment in the Fund
government agency. Federal law             or involuntarily redeem an investor's
requires the Fund to obtain, verify        shares and close an account in the
and record identifying information,        event that an investor's identity is
which may include the name, street         not verified; or suspend the payment
address, date of birth, taxpayer           of withdrawal proceeds if it is
identification number or other             deemed necessary to comply with
identifying information for investors      anti-money laundering regulations.
who open an account with the Fund and      The Fund and its agents will not be
persons authorized to effect               responsible for any loss resulting
transactions in the investor's             from the investor's delay in
account. Financial institutions as         providing all required identifying
defined at 31 U.S.C. 5312(a)(2)            information or from closing an
regulated by a federal functional          account and redeeming an investor's
regulator or a bank regulated by a         shares when an investor's identity
                                           cannot be verified.

REDEEMING SHARES                           determined after receipt by the Fund
                                           of the request for redemption and all
   You may withdraw any part of your       other necessary documentation. The
account at any time by redeeming           computation of net asset value of any
shares (subject to the conditions and      excess number of shares included in
limited exceptions described below).       your redemption notice will be made
You must provide the Fund with             at 4:00 P.M., New York time, on the
certified resolutions of your Board        business day next succeeding the date
of Directors or Board of Trustees (or      of the first computation, subject to
other documentation satisfactory to        the maximum limitation of the greater
the Fund) identifying persons who are      of 2,500 shares or 10% of the total
authorized to effect redemptions on        number of shares owned on the date of
your behalf.                               giving such notice, with continuing
                                           like computations on each succeeding
   Investors in the Fund pay no            business day, until the net asset
shareholder transaction fees, such as      value for all shares for which notice
redemption fees or exchange fees,          has been received has been so
when redeeming shares.                     determined.

   You may make redemption requests           The procedures for computation of
in writing or by telephone. If share       redemption prices for large
certificates were issued to you for        redemptions may be waived by the
the shares to be redeemed, the share       Board of Directors in the event that
certificates must accompany the            it determines that such restrictions
redemption request. Procedures for         are not in the best interests of the
redeeming shares are described below.      Fund and its shareholders.

   Shares are redeemed at their net           The redemption price will be paid
asset value per share next determined      by the Fund within seven business
after receipt by the Fund of the           days after receipt of the notice of
request for redemption and all other       redemption in good order by the
necessary documentation IN GOOD            Distributor, provided that the
ORDER, including share certificates,       certificates for the shares to be
if any, for the shares being               redeemed, if any, have been
redeemed, except for certain large         surrendered duly endorsed for
redemptions described below under          transfer, guaranteed and delivered to
"LIMITATION ON THE AMOUNT OF               the Distributor or to the Fund's
REDEMPTIONS."                              Transfer Agent. In the event that the
                                           net asset value of any shares is
   Redemption requests should be           computed on a day other than the day
directed to the Fund's Distributor:        of delivery of notice of redemption,
                                           then the redemption price of such
By telephone: 800-527-3713                 shares will be paid by the Fund
                                           within seven business days after such
By mail or                                 day of computation.
overnight
courier       Shay Financial Services,     TELEPHONE REDEMPTIONS
              Inc.
              re: Asset Management Fund       You may redeem shares by telephone
                  Large Cap Equity         by calling the Fund at 800-527-3713.
                  Institutional            Telephone redemption instructions
                  Fund, Inc.               must include your account number in
              230 West Monroe Street       the Fund and the dollar amount or
              Suite 2810                   number of shares to be redeemed.
              Chicago, IL  60606
                                              Telephone redemption requests are
   Upon the receipt of such request        not available for shares for which
in good order as described below, you      share certificates have been issued.
will receive from the Fund the net
asset value of the redeemed shares            The Fund will employ reasonable
which will be determined in                procedures to confirm that
accordance with the procedures             instructions communicated by
described below under "LIMITATION ON       telephone are genuine. These
THE AMOUNT OF REDEMPTIONS."                procedures may include, among other
                                           things, matching the name and title
LIMITATION ON THE AMOUNT OF                of the person making a redemption
REDEMPTIONS                                request to the list of persons
                                           authorized by the shareholder to
   The amount that you can redeem          effect transactions in its account.
from the Fund on any day is limited        The Fund reserves the right to refuse
to the greater of 2,500 shares or 10%      a telephone redemption if it believes
of the total number of shares you own      it advisable to do so. Assuming the
at the time the request for                Fund's security procedures are
redemption is made.                        followed, neither the Fund nor the
                                           Fund's Administrator, Transfer Agent
   If a request for redemption             or Distributor will be responsible
exceeds the greater of 2,500 shares        for the authenticity of redemption
or 10% of the total number of shares       instructions received by telephone
you own, the redemption price for          and believed to be genuine, and the
shares up to this limit will be the
net asset value per share next

investor will bear any loss. The Fund      shareholders to commit the Fund to an
may record all calls.                      earlier repurchase of any or all
                                           shares offered for redemption. Such
   During periods of substantial           determination will be made only when
economic or market change, telephone       the Board of Directors expressly
redemptions may be difficult to            concludes that by reason of the
complete. Shares may be redeemed by        number of shares to be redeemed or
mail if you are unable to contact the      the condition of the securities
Fund by telephone.                         markets, there is doubt as to the
                                           ability of the Fund to liquidate
WRITTEN REDEMPTION REQUESTS                sufficient assets to raise the
                                           necessary funds within an earlier
   To be in good order, written            time without undue sacrifice and that
redemption requests must be signed         the existence of extraordinary
EXACTLY as the account is registered       conditions requires adoption of an
by ALL persons in whose names the          emergency measure.
account is held and must include the
following information and documents:          Requests for redemption received
                                           during a period when the right to
o  the account number from which           redeem is suspended may be withdrawn
   shares are to be redeemed,              at any time until redemptions are
                                           recommenced.
o  the dollar value or number of
   shares to be redeemed,                  REDEMPTION IN KIND

o  the shareholder's phone number,            The Fund reserves the right to
                                           make a "redemption in kind" --
o  the signatures of ALL account           payment in portfolio securities
   owners EXACTLY as registered on         rather than cash -- if the Board of
   the account,                            Directors determines that, by reason
                                           of the closing of the New York Stock
o  any certificates you are holding        Exchange or otherwise, the orderly
   for the shares being redeemed.          liquidation of securities owned by
                                           the Fund is impracticable, or payment
PAYMENT (WIRING) OF REDEMPTION PROCEEDS    in cash would be prejudicial to the
                                           best interests of the remaining
   Redemption proceeds will be wired       shareholders of the Fund. The
to your bank or other account shown        Statement of Additional Information
on the Fund's records.                     contains supplementary details
                                           concerning redemption in kind.
   Changes in the bank account for
delivery of redemption proceeds must
be made by written instructions            UNDERSTANDING PERFORMANCE
signed by an authorized person.
                                              From time to time the Fund reports
EXCEPTIONS TO OBLIGATION TO REDEEM         performance information in the form
                                           of total return and average annual
   Redemptions may be suspended, and       total return before taxes. See, for
the date of payment postponed, if:         example, "PERFORMANCE SUMMARY" at
                                           page 4 of this Prospectus. Total
o  trading on the New York Stock           return shows the change in the value
   Exchange is suspended or                of an investment in the Fund over a
   restricted,                             specified period of time (such as
                                           one, three, five or ten years),
o  an emergency makes determination        assuming reinvestment of all
   of net asset value or disposition       dividends and distributions and after
   of portfolio securities not             deduction of all applicable charges
   reasonably practicable, or              and expenses without taking into
                                           account any federal, state or local
o  the Securities and Exchange             income taxes that you may pay. The
   Commission by order permits             Fund's average annual total return
   suspension for the protection of        represents the annual compounded
   shareholders.                           growth rate that would produce the
                                           total return achieved over the
   Redemptions also may be limited,        period. The Fund also may report
and the date of payment postponed, as      after-tax returns which reflect
described above under "LIMITATION ON       federal income taxes on dividends and
THE AMOUNT OF REDEMPTIONS."                distributions and taxes on capital
                                           gains upon redemption of shares. The
   The right of redemption may also        after-tax performance information
be suspended or payment in                 reported by the Fund is calculated
satisfaction of redemptions postponed      using the historical highest
for such other periods as may be           INDIVIDUAL federal marginal income
established by the Board of Directors      tax rates, as required by rules of
if the Board of Directors determines       the Securities and Exchange
that it is contrary to the best            Commission, and does not take into
interests of the Fund and its other        account any state or local income
                                           taxes that you may pay. Actual
                                           after-tax returns depend on an
                                           investor's tax situation and your

after-tax returns may differ from          of short-term capital gain, are
those reported by the Fund.                taxable as ordinary income to
                                           shareholders whether or not
DIVIDENDS, DISTRIBUTIONS AND FEDERAL       reinvested. Any net long-term capital
INCOME TAX STATUS                          gains distributed to shareholders are
                                           treated as long-term capital gains to
DIVIDEND POLICY                            such shareholders, whether or not
                                           reinvested and regardless of the
   The Fund pays dividends of net          length of time a shareholder has
investment income (generally income        owned its shares. Long-term capital
from dividends and interest, less          gains earned by corporate
expenses), if any, quarterly. The          shareholders will be taxed at the
Fund usually makes distributions of        same rate as ordinary income. A
net long-term capital gains, if any,       portion of dividends paid from net
realized during a fiscal year in           investment income attributable to
December of that fiscal year.              dividends from domestic corporations
                                           may qualify for the
   The Fund's dividend distribution        dividends-received deduction for
from net investment income will vary       corporate shareholders. Shareholders
with the amount of dividend and other      that are tax-exempt entities
investment income received, and the        generally will not be taxed on
expenses incurred, by the Fund. In         amounts distributed to them by the
periods of relatively low dividend         Fund.
and interest rates, the Fund's
dividend and interest income may not          The Fund expects to pay dividends
exceed the Fund's expenses, so that        quarterly and capital gain
dividend distributions may not occur       distributions annually, but there can
or may be low.                             be no assurance that there will be
                                           such dividends or distributions.
TAX STATUS; TREATMENT OF DIVIDENDS,        Dividends or capital gains
DISTRIBUTIONS, GAINS AND LOSSES            distributions declared in October,
                                           November or December with a record
   TAX STATUS OF THE FUND. The Fund        date in such a month and paid during
has elected to qualify, and intends        the following January will be taxable
to remain qualified, as a regulated        as if received by shareholders on
investment company under Subchapter M      December 31 of the calendar year in
of the Internal Revenue Code. The          which such dividends or distributions
Fund intends to distribute all of its      are declared. The Fund will notify
net investment income and capital          shareholders after the close of its
gains to shareholders. Assuming that       fiscal year of the dollar amount and
it is so qualified and makes such          the taxable status of that year's
distributions, the Fund will not be        dividends and distributions.
subject to federal income tax on the
net investment income and capital             Shareholders buying shares
gains distributed. If the Fund failed      immediately prior to a distribution
to qualify as a regulated investment       should note that the distribution
company or failed to meet certain 90%      will be taxable to them even though
distribution requirements, it would        the purchase price of the shares will
be taxed as an ordinary corporation.       have included the amount of the
Even if it meets these                     forthcoming distribution.
qualifications, if the Fund did not
distribute 98% of its ordinary income         TAXATION OF GAINS AND LOSSES UPON
and 98% of its capital gain net            SALE OR REDEMPTION. Any gain or loss
income, it would be subject to a           realized upon a sale or redemption of
non-deductible 4% excise tax on the        Fund shares held as capital assets by
amount required to be but not              a non-corporate shareholder that is
distributed.                               not tax-exempt or eligible for
                                           preferable tax treatment will
   The following is a discussion of        generally be treated as long-term
selected federal income tax                capital gain or loss currently
considerations that may affect             subject to tax at a maximum rate of
shareholders of regulated investment       15% if the shares have been held for
companies generally. It does not           more than one year, and otherwise
purport to deal with all aspects of        will be treated as short-term capital
U.S. federal income taxation that may      gain or loss. However, any loss
be relevant to the Fund's                  realized on the sale or redemption of
shareholders. Special rules may apply      Fund shares that have been held for
to financial institutions and life         six months or less will be treated as
insurance companies. Because               long-term capital loss to the extent
everyone's tax situation is unique,        of the amount of any capital gains
you are urged to consult your tax          dividend received by the shareholder
professional regarding the federal,        with respect to such shares.
state and local tax consequences that
may be applicable to you.                     In order to avoid withholding tax
                                           on any dividends, capital gain
   TAXATION OF DIVIDENDS AND               distributions and redemption
DISTRIBUTIONS. In general, all             proceeds, a shareholder must certify
dividends paid out of net investment       that the taxpayer identification
income, together with distributions        number provided to the Fund is
                                           correct and that the shareholder is

not currently subject to backup            prior thereto, he served as Senior
withholding or is exempt from backup       Vice President and Chief Investment
withholding.                               Officer of Nationar, the Fund's
                                           former investment adviser. Mr. McCabe
PORTFOLIO MANAGEMENT                       is a director and past President of
                                           the New York Society of Security
INVESTMENT ADVISER                         Analysts, a past director of the
                                           Financial Analysts Federation and a
   Shay Assets Management, Inc. (the       member and founding Governor of the
"Investment Adviser") makes the            Association for Investment Management
investment decisions for the Fund,         and Research. Mr. McCabe also serves
subject to policies established by         as a portfolio manager of John
the Fund's Board of Directors, and is      Hancock Large Cap Select Fund and
responsible for placing purchase and       served as part of the portfolio
sale orders for portfolio securities       management team for its predecessor,
and other investments.                     M.S.B. Fund, Inc. from 1993 to 2003.

   Shay Assets Management, Inc. is a          Mr. Mark F. Trautman, Vice
registered investment adviser under        President of the Investment Adviser,
the Investment Advisers Act of 1940        is primarily responsible for the
and serves as investment adviser to        day-to-day management of the Fund's
Asset Management Fund, a registered        portfolio investments. Mr. Trautman
investment company comprising six          has been responsible for the
fixed-income portfolios with               management of the portfolio since
aggregate net assets of approximately      1993. He joined the Investment
$5.1 billion at December 31, 2003,         Adviser in May 1995 and prior
and as subadviser to John Hancock          thereto, he served as Director of
Large Cap Select Fund, a registered        Mutual Fund Investments for the
investment company with net assets of      Fund's former investment adviser,
approximately $57 million as of            Nationar. Mr. Trautman also has
December 31, 2003.                         served as a portfolio manager of John
                                           Hancock Large Cap Select Fund and its
   The Investment Adviser's principal      predecessor, M.S.B. Fund, Inc. since
office is located at 230 West Monroe       1993.
Street, Chicago, Illinois 60606. The
Investment Adviser is controlled by        ADMINISTRATOR, TRANSFER AGENT AND
Rodger D. Shay, who is a Vice              CUSTODIAN
President of the Fund. Shay Assets
Management, Inc., together with its           ADMINISTRATOR AND TRANSFER AGENT.
predecessor, Shay Assets Management        BISYS Fund Services Ohio, Inc.
Co., has served as the Fund's              ("BISYS" or the "Administrator" or
investment adviser since May 19,           the "Transfer Agent"), 3435 Stelzer
1995.                                      Road, Columbus, Ohio 43219, acts as
                                           administrator of the Fund.
INVESTMENT ADVISER'S FEE
                                              BISYS also serves as the transfer
   The Fund pays the Investment            agent and registrar for the Fund's
Adviser a graduated investment             shares.
management fee. The fee is computed
at the annual rate of 0.75% of the            CUSTODIAN. The Bank of New York
first $100,000,000 of the Fund's           (the "Custodian"), New York, New
average daily net assets and 0.50% of      York, is the custodian of the Fund's
the Fund's average daily net assets        investments.
in excess of $100,000,000. The fee
payable to the Investment Adviser is       DISTRIBUTOR
reduced to the extent the expenses of
the Fund (exclusive of legal, audit           Shay Financial Services, Inc. (the
and directors' fees and expenses)          "Distributor") acts as the
exceed 1.10% of the Fund's average         distributor of the Fund. The
daily net assets during any fiscal         Distributor's principal office is
year. This limitation did not result       located at 230 West Monroe Street,
in any reduction of the Investment         Chicago, Illinois 60606. The
Adviser's fee during 2003. The total       Distributor is controlled by Rodger
amount paid by the Fund in 2003 in         D. Shay, a Vice President of the
respect of investment advisory             Fund. The Fund has authorized the
services was 0.75% of the Fund's           Distributor to undertake certain
average net assets.                        activities in connection with the
                                           sale of shares of the Fund, including
PORTFOLIO MANAGEMENT                       informing potential investors about
                                           the Fund through written materials,
   Mr. John J. McCabe, Senior Vice         seminars and personal contacts. The
President and Chief Investment             Distributor does not receive any
Strategist of the Investment Adviser,      compensation from the Fund for these
provides macro-economic advice in          activities.
connection with the management of the
Fund. Mr. McCabe has been a part of
the portfolio management team for the
Fund since 1991. He joined the
Investment Adviser in May 1995 and

                              ASSET MANAGEMENT FUND
                    LARGE CAP EQUITY INSTITUTIONAL FUND, INC.

                                        ---------------------------------------
                                       |                                       |
PRIMARY OBJECTIVE:                     |    STATEMENT OF                       |
Capital Appreciation                   |    ADDITIONAL                         |
                                       |    INFORMATION                        |
                                       |                                       |
SECONDARY OBJECTIVE:                   |    May 1, 2004                        |
Income                                 |                                       |
                                       | This Statement of Additional          |
                                       | Information is not a prospectus. You  |
THE OFFER AND SALE OF THE SECURITIES   | should read this document in          |
OFFERED BY MEANS OF THIS STATEMENT OF  | conjunction with the Prospectus of    |
ADDITIONAL INFORMATION HAVE NOT BEEN   | the Fund, dated May 1, 2004. This     |
REGISTERED UNDER THE SECURITIES ACT    | document incorporates by reference    |
OF 1933, AS AMENDED. SHARES OF THE     | the Prospectus and the financial      |
FUND MAY BE OFFERED AND SOLD ONLY TO   | statements, accompanying notes and    |
ELIGIBLE INSTITUTIONS WHOSE PRINCIPAL  | report of independent auditors        |
OFFICES ARE LOCATED IN THE STATE OF    | appearing in the Annual Report of the |
NEW YORK AND MAY NOT BE TRANSFERRED,   | Fund for the year ended December 31,  |
EXCEPT TO ANOTHER ELIGIBLE             | 2003. You may obtain a copy of the    |
INSTITUTION WHOSE PRINCIPAL OFFICE IS  | Prospectus and the Annual Report from |
LOCATED IN THE STATE OF NEW YORK.      | the Fund without charge at the above  |
                                       | address or by calling 800-527-3713.   |
                                       |                                       |
                                       |                                       |
                                       |                                       |
                                        ---------------------------------------

CONTENTS

     Fundamental Investment Policies-- Investment

THE FUND

           Asset Management Fund Large Cap Equity Institutional Fund, Inc. (the
"Fund") is a diversified, open-end management investment company organized as a
New York corporation. The Fund was incorporated under the laws of the State of
New York on October 29, 1952. The name of the Fund was changed from
"Institutional Investors Capital Appreciation Fund, Inc." to its current name on
April 28, 2003.

INVESTMENT OBJECTIVES, POLICIES, AND RISKS

INVESTMENT OBJECTIVES

           The primary investment objective of the Fund is to achieve capital appreciation for its shareholders. The objective of income is secondary. The
Fund seeks to achieve these objectives by investing primarily in common stocks of companies whose growth, earnings and dividend prospects are promising and whose securities are reasonably priced and have potential for capital appreciation, in the opinion of its Investment Adviser. There is no assurance that the Fund will, in fact, achieve its investment objectives.

RISKS

           All investments in equity mutual funds, like the Fund, involve some level of risk.

           MARKET AND INVESTMENT RISKS. The value of the Fund's shares will fluctuate in accordance with the value of the securities held in its portfolio so that your shares, when redeemed, may be worth more or less than their original cost. Declines are possible in the overall stock market or in the particular securities or types of securities held by the Fund.

           The Fund may invest up to 20% of its assets in the securities of companies with market capitalizations of less than $5 billion. These companies carry additional risks because their earnings tend to be less predictable, their share prices more volatile and their securities less liquid than the securities of larger companies.

           Investments in mutual funds are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

           The Fund may invest from time to time in convertible debt securities and may, under abnormal market conditions, invest up to 100% of its assets in fixed income securities. See "--INVESTMENTS UNDER ABNORMAL MARKET Conditions" in
this Statement of Additional Information. Investments in fixed income securities expose the Fund to the risk that interest or principal may not be paid in a timely manner. In addition, prices of fixed income securities tend to move inversely with changes in interest rates. An increase in interest rates will result in a drop in the prices of fixed income securities, which could adversely affect the Fund's share price.

           PORTFOLIO MANAGEMENT RISKS. The Investment Adviser's skill in choosing appropriate investments for the Fund will affect the ability of the
Fund to achieve its investment objective, and the investment strategies employed by the Fund may not match the performance of other strategies at different times or under different market or economic conditions. Accordingly, the Fund's performance for any period may differ from the performance of the overall market or from other investments that may be available to you.

ADDITIONAL INVESTMENT STRATEGIES

           In addition to the principal investments and investment strategies described in the Prospectus (see "Investment Objective and Strategies" in the
Prospectus), the Fund may also invest in preferred stocks and corporate debt securities convertible into common stock. It is not expected that the Fund's holdings of convertible debt securities would ordinarily exceed 5% of the Fund's assets. Additionally, the Fund invests its non-committed cash primarily in commercial paper or, to the extent permitted under the New York Banking Law and the rules and regulations thereunder, the shares of money market mutual funds registered as investment companies under the Investment Company Act and maintaining a stable net asset value per share. The Fund's investments in commercial paper ordinarily consist of commercial paper rated "Prime-2" or better by Moody's Investors Services, Inc. or rated "A-2" or better by Standard
& Poor's Corporation. The Fund's investments in commercial paper typically mature overnight. The Fund may also write covered options. See "--Writing
Covered Call Options."

           The amount that the Fund may invest in any one money market mutual fund may not exceed 3% of the total outstanding voting stock of the money market fund or 5% of the total value of the assets of the Fund, and all such investments may not exceed 10% of the total value of the assets of the Fund. Any money market mutual fund in which the Fund may invest will incur certain expenses, which may include investment advisory fees, administration, custody, audit and legal fees, among others. The return on an investment in a money market mutual fund will be net of any such expenses incurred by the money market fund, and, accordingly, the return on an investment in a money market mutual fund may be less than the return that could be achieved by investing in money market instruments directly.

INVESTMENTS UNDER ABNORMAL MARKET CONDITIONS

           Under normal market conditions, it is the Fund's policy to invest at least 80% of its net assets (measured at the time of such investment) in the equity securities of large-capitalization companies and, to the extent reasonably practicable, at least 80% of its assets in common stock. However, if the Fund's Investment Adviser deems it beneficial for defensive purposes during adverse market, economic or other conditions, the Fund may invest up to 100% of its assets temporarily in non-equity securities, such as investment grade corporate bonds, commercial paper and government securities. In taking this action, the Fund would reduce its exposure to fluctuations and risks in the market for equity securities and would increase its exposure to fluctuations and risks of the market for debt securities. These defensive actions would reduce the benefit from any upswing in the equity markets and, if the Investment
Adviser does not correctly anticipate fluctuations in the equity and debt securities markets, may not contribute to the achievement of the Fund's investment objective.

FUNDAMENTAL INVESTMENT POLICIES -- INVESTMENT RESTRICTIONS REGARDING PORTFOLIO
SECURITIES

           The following restrictions are fundamental policies and cannot be changed without approval of a majority of the Fund's outstanding voting securities. As a matter of fundamental policy, the Fund may not:

    o  purchase securities of an issuer if such purchase would cause more than
       25% of the value of the Fund's total assets (taken at current value) to be invested in the securities of any one issuer or group of issuers in the same industry;

    o  purchase securities of an issuer if such purchase would cause more than
       5% of any class of securities of such issuer to be held by the Fund;

    o  purchase securities of an issuer (other than obligations of the United
       States and its instrumentalities) if such purchase would cause more than
       5% of the Fund's total assets, taken at market value, to be invested in the securities of such issuer;

    o  invest in any issuer for the purpose of exercising control of management;

    o  underwrite securities of other issuers;

    o  purchase or sell real estate or real estate mortgage loans;

    o  deal in commodities or commodities contracts;

    o  loan money, except that, subject to the restrictions, if any, imposed by the New York Banking Law, the Fund may (A) purchase debt obligations and
       (B) make sales of federal funds (loans maturing in fewer than seven days to depository institutions and generally made through the Federal Reserve
       System);

    o  purchase on margin or sell short any security, except that the Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities;

    o  borrow money or mortgage or pledge any of its assets, except that the
       Fund may borrow money from banks for temporary or emergency (but not leveraging) purposes in an amount up to 5% of the Fund's total assets when the borrowing is made, and may pledge up to 15% of its assets to secure such borrowings;

    o  purchase or retain securities of an issuer if any officer, director or employee of, or counsel for, the Fund is an officer, director or employee of such issuer; or

    o  write, purchase or sell puts, calls or combinations thereof, except that the Fund may (A) write covered call options with respect to any or all of its portfolio securities and (B) enter into closing purchase transactions with respect to such options.

           In addition to the foregoing, the Fund will not make any investment or engage in any transaction which would cause the Fund's shares not to be eligible for investment by savings banks under the laws of the State of New
York. That law effectively limits the types of investments which the Fund may make by generally limiting savings banks to investing in investment companies which invest in securities in which a savings bank may itself invest. As currently in effect, the New York Banking Law and the Banking Department's
regulations thereunder and interpretations thereof operate to limit investment by the Fund to "qualified equity securities" and "qualified debt securities" in which a prudent person of discretion and intelligence in such matters who is seeking a reasonable income and preservation of capital would invest. A
"qualified equity security" means an equity security which is, at the time of acquisition, listed on the New York Stock Exchange or the American Stock
Exchange or for which representative high and low bid prices are regularly quoted on the National Association of Securities Dealers Automated Quotation
System. A "qualified debt security" means a debt security which is not in default as to either principal or interest when acquired. The Fund's investments under the "prudent man" regulations of the Banking Department are subject to the further restriction that the Fund may not invest in or otherwise acquire any equity security (or security convertible into an equity security) issued by any bank, trust company, savings bank, savings and loan association, bank holding company, banking organization, life insurance company, or corporation engaged principally in the issue, flotation, underwriting, public sale or distribution of securities except to the extent otherwise permitted by the Banking
Department.

           Restrictions and policies of the Fund which are based on the laws of the State of New York applicable to savings banks and savings and loan associations may be changed by any amendments to or changes in such laws or the regulations promulgated thereunder or official interpretations of such laws and regulations, without action by the Fund's shareholders.

OTHER INVESTMENT RESTRICTIONS

           In addition to the restrictions identified above as "Fundamental
Policies", the Fund may not:

    o  invest in securities of any other investment company, except for (i)
       securities of investment companies acquired as part of a merger, consolidation or other acquisition of assets, and as may be consistent with applicable banking laws of the State of New York and (ii) equity securities of investment companies that operate as money market funds maintaining a stable net asset value per share pursuant to the rules of the Securities and Exchange Commission, which investments shall be subject to the limitations on investments in other investment companies set forth in the Investment Company Act of 1940 and the applicable rules and regulations thereunder and provided that investments in such money market mutual funds are permitted under the Banking Law and the rules and regulations thereunder;

    o  purchase any security if, as a result of such transaction, more than
       10% in the aggregate of the Fund's total assets (at current value) would be invested in (A) securities restricted as to disposition under federal securities laws and (B) securities for which there are no readily available market quotations;

    o  participate on a joint or joint and several basis in any trading account in securities; or

    o  invest in the securities of issuers which, together with any predecessors, have a record of less than three years of continuous operation.

Investment policies and restrictions that are not "fundamental" may be changed without a vote of the shareholders.

ISSUANCE OF SENIOR SECURITIES

           The Fund does not issue senior securities, except that it may borrow money for temporary administrative or liquidity (but not leveraging) purposes, as described above under "FUNDAMENTAL INVESTMENT POLICIES -- INVESTMENT
RESTRICTIONS REGARDING PORTFOLIO SECURITIES." The Fund may borrow only from banks up to an amount not in excess of 5% of the value of the Fund's total assets at the time of the loan, repayable in not more than 60 days. This policy is a fundamental investment policy of the Fund and may not be altered, amended, or repealed except as authorized by the vote of a majority of the outstanding shares of the Fund.

WRITING COVERED CALL OPTIONS

           COVERED CALL OPTIONS. The Fund may engage in writing (i.e., selling)
call options listed on organized securities exchanges with respect to securities owned by the Fund (called "covered" options). Except in the circumstances described below, the Fund will not sell any security subject to a call option written by the Fund so long as that option is outstanding. Call options are currently listed on the Chicago Board Options Exchange and the New York,
American, Midwest and Pacific Stock Exchanges. A call option gives the purchaser the right to buy a security from the Fund at a fixed price (the "exercise price") at any time prior to the expiration of the option contract regardless of the market price of the security at that time. In return for such right, the purchaser pays the Fund a premium, which the Fund retains whether or not the purchaser exercises the option. The premium represents consideration to the Fund for undertaking the option obligation and thereby foregoing (during the period of the option) the opportunity to profit from an increase in the market price of the underlying security above the exercise price. For example, assume the Fund owns 100 shares of XYZ and, at a time when the market price of XYZ was $50 per share, the Fund wrote a six month call option on those shares at an exercise price of $50 for a premium of $500 (less transaction costs). If the price of XYZ declined to $40 per share the call would likely not be exercised. The 100 XYZ shares would have declined $1,000 in value and the Fund would have received income in the amount of $500. On the other hand, should the price of XYZ rise to
$60 per share the call would likely be exercised with the result that, in exchange for the $500 premium, the Fund would have foregone the $1,000 appreciation on the underlying shares.

           When the Fund writes an option the securities subject to the option will be segregated or otherwise held for delivery in accordance with the requirements of any applicable securities exchange. The Fund may purchase call options only for the purpose of closing out a previous option commitment (called a "closing purchase transaction"). A closing purchase transaction is made by buying an option with identical terms as an option previously written, resulting in the cancellation of the Fund's previous option obligation. If the Fund wishes to sell securities on which it has options outstanding it would execute a closing purchase transaction prior to selling the securities. A profit or loss may be realized on a closing purchase transaction if the amount paid to purchase a call option previously written is less or more than the amount received from its sale.

           The writing of covered call options involves certain risks. An option position may be closed out only on an exchange that provides a market for an option of the same series. Although the Fund will generally write only those call options for which there appears to be an active market, there is no assurance that an active market on an exchange will exist for any particular option at any particular time. If the Fund as a covered call option writer is unable to effect a closing purchase transaction in a secondary market, it would, as a result, be subject to any price decline in the underlying security. If such a situation were to arise, the Fund's Investment Adviser would determine whether to hold the underlying securities and risk depreciation in their market value or to sell the securities and substitute cash or other securities as collateral for the option obligation.

           In general, premiums received on options that are not exercised and gains or losses realized on closing purchase transactions are treated as short-term capital gains or losses. When an option is exercised the premium is added to the exercise price and the resulting gain or loss is characterized as a short- or long-term capital gain or loss depending on the holding period of the underlying securities. In general, brokerage commissions associated with buying and selling call options are higher than those associated with other securities transactions.

           The Board of Directors has directed the Fund's Investment Adviser to write options only in situations where the exercise price plus the premium (less transaction costs) would, at the time the option is written, equal a price at which the Investment Adviser would recommend selling the underlying securities because of fundamental investment considerations. Consequently, the Fund does not believe that option writing has a material effect on the Fund's portfolio turnover rate, and the Fund believes that option writing may contribute both to the capital appreciation and income objectives of the Fund. In addition, the
Board of Directors has directed the Investment Adviser to restrict option writing so that no more than 15% of the Fund's total assets may be subject to outstanding options at any time. The Board of Directors may change these restrictions whenever such changes appear to be in the best interest of the
Fund.

PORTFOLIO TURNOVER

           Although the Fund does not intend to engage in substantial short-term trading, it may, in order to take advantage of new investment opportunities or to preserve gains or limit losses, sell portfolio securities without regard to the length of time that they have been held. The Fund's annual portfolio turnover rate was 17% and 22% in 2002 and 2003, respectively. The portfolio turnover rate is determined by dividing the amount of the lesser of the purchases or sales during the year by the average value of the Fund's portfolio securities during such year. The portfolio turnover rate of the Fund is not normally expected to exceed 75% but may do so if the Fund's investment objectives and policies in the light of market conditions require more frequent trades.

PURCHASE AND REDEMPTION OF SHARES

           PROCEDURE FOR PURCHASING AND REDEEMING SHARES. Shares are purchased through the Fund's Distributor, Shay Financial Services, Inc., or by sending money directly to the Fund. Procedures for purchasing and selling shares are described in the Prospectus.

           PURCHASE AND REDEMPTION AT NET ASSET VALUE. Investors may purchase shares of the Fund at the Fund's net asset value per share next determined after receipt of an order for purchase as described in the Prospectus.

           Investors may redeem shares of the Fund at the Fund's net asset value per share. However, the amount that may be redeemed from the Fund by a shareholder on any day is limited to the greater of 2,500 shares or 10% of the total number of shares owned by the shareholder at the time the request for redemption is made.

           If a request for redemption exceeds the greater of 2,500 shares or
10% of the total number of shares owned by the shareholder, the redemption price for shares up to this limit will be the net asset value per share next determined after receipt by the Fund of the request for redemption and all other necessary documentation. The computation of net asset value of any excess number of shares as to which notice is received from a shareholder will be made at
4:00 P.M., New York time, on the business day next succeeding the date of the first computation, subject to the maximum limitation of the greater of 2,500 shares or 10% of the total number of shares owned on the date of giving such notice, with continuing like computations on each succeeding business day, until the net asset value for all shares for which notice has been received has been so determined.

           The procedures for computation of redemption prices for large redemptions may be waived by the Board of Directors in the event that it determines that such restrictions are not in the best interests of the Fund and its shareholders.

           DETERMINATION OF NET ASSET VALUE. Net asset value per share of the
Fund is determined as of 4:00 P.M., New York time. The Fund computes its net asset value once daily on days the New York Stock Exchange is open for trading.
Purchase orders received prior to 4:00 P.M., New York time, on a trading day are executed at the net asset value per share computed as of 4:00 P.M., New York time, on such day. Orders received after 4:00 P.M., New York time, on a trading day or on a day that is not a trading day are executed at the net asset value per share computed as of 4:00 P.M., New York time, on the next trading day.

           The net asset value per share of the Fund is determined by computing the total value of all securities and other assets of the Fund, subtracting all of its liabilities and then dividing by the total number of shares of the Fund outstanding. For purposes of such computation, a security listed on a national securities exchange is valued at the last reported sale price thereof on the exchange where the security is principally traded. A security traded on the
NASDAQ National Market System is valued at the "Official Closing Price" as reported by NASDAQ. If no trade occurs on such exchange or system on the date of computation, such security will be valued at the mean of the last bid and asked prices on such day on such exchange or system.

           Securities not listed on a national securities exchange or on the
NASDAQ National Market System but traded in an over-the-counter market are valued at the average of the last bid and asked prices prior to the computation.
Short-term interest-bearing investments for which market quotations are not available are valued at cost plus discount earned, which the Board of Directors has determined to be fair value. Other securities are valued at their fair value, as determined in good faith by the Board of Directors of the Fund.

           Securities underlying outstanding call options written by the Fund are valued at their market price as determined above. Premiums received on the sale of call options are included in net asset value; however, the current market value of outstanding options written by the Fund is deducted in computing net asset value. The current market value of an option listed on an organized securities exchange is based on the last sale price on such exchange prior to
4:00 P.M., New York time, or, if none, the mean of the last bid and asked prices as of 4:00 P.M., New York time.

           PROCEDURE FOR PURCHASING AND REDEEMING SHARES. Shares are purchased through the Fund's Distributor, Shay Financial Services, Inc., or by sending money directly to the Fund. Procedures for purchasing and selling shares are described in the Prospectus.

           REDEMPTION IN KIND. The Fund reserves the right to make redemption payments, in whole or in part, in kind, in securities or other assets of the
Fund. Payment in kind will be made only if the Board of Directors determines that, by reason of the closing of the New York Stock Exchange or otherwise, the orderly liquidation of securities owned by the Fund is impracticable, or payment in cash would be prejudicial to the best interests of the remaining shareholders of the Fund. In making a redemption in kind, the Fund reserves the right to select from each portfolio holding a number of shares that will reflect the portfolio make-up and the value of which (determined on the same basis used to compute the net asset value of the shares being redeemed) will approximate the value of the Fund shares being redeemed or to select from one or more portfolio investments shares approximately equal in value to the total value of the Fund shares being redeemed. Any shortfall will be made up in cash.

           Investors receiving an in-kind redemption payment will incur a brokerage charge on the disposition of the securities through a broker.

PERFORMANCE INFORMATION

           The following table sets forth the total return on an investment in the Fund for the one-, three-, five- and ten-year periods ended December 31,
2003, and the average annual total return (before and after federal income taxes) for such periods:

         ASSET MANAGEMENT FUND LARGE CAP EQUITY INSTITUTIONAL FUND, INC.
                                TOTAL RETURN DATA

                                             PERIODS ENDED DECEMBER 31, 2003
                                          -------------------------------------
                                          1 YEAR    3 YEARS   5 YEARS  10 YEARS
                                          -------   -------   -------  --------
  Total Return before Taxes..............  17.48%   -5.38%     4.88%   160.24%

  Average Annual Return before Taxes.....  17.48%   -1.83%     0.96%    10.04%

  Average Annual Return after Taxes
  on Distributions.......................  17.34%   -2.63%     -0.33%    7.42%

  Average Annual Return after Taxes on
  Distributions and Sale of Fund Shares..  11.46%   -1.92%     0.35%     7.31%

           The foregoing information is a statement of the past record of the
Fund and should not be construed as a representation or prediction of future results. The investment return and principal value of an investment in the Fund will fluctuate with changing market conditions so that an investor's shares, when redeemed, may be worth more or less than their original cost. Comparisons of total returns on a year-to-year basis may facilitate an understanding of how changing market conditions affect the Fund. The average annual total return permits an investor to identify the overall rate of return achieved by the Fund during a multi-year period without regard to year-to-year variations.

           Total Return before Taxes shows the percentage change in the value of an investment in the Fund over the specified periods, assuming (i) a hypothetical investment of $1,000 at the beginning of the period, (ii)
reinvestment of all dividends and distributions, (iii) deduction of all applicable charges and expenses and (iv) a complete redemption at the end of the period, without taking into account any federal, state or local income taxes that may be payable by an investor. The Fund's Average Annual Total Return before Taxes represents the annual compounded growth rate that would produce the
Total Return before Taxes achieved over the applicable period. For example, as indicated in the table above, an average annual rate of return of 0.96% before taxes would produce a total return before taxes of 4.88% over a five-year period.

           The Average Annual Return after Taxes on Distributions assumes the reinvestment of all dividends and distributions after payment of federal income taxes on the dividends and distributions. The Average Annual Return after Taxes on Distributions and Sale of Fund Shares reflects both the effect of federal income taxes on dividends and distributions and any federal income tax on capital gains realized upon sale of the shares. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts. The return after taxes on distributions and sale of Fund shares for certain periods is higher than the return before taxes and the return after taxes on distributions because the method of calculation assumes generally that you can use the capital loss realized upon the sale of Fund shares to offset income of the same tax character from other sources, thereby reducing the amount of tax you otherwise might owe.

INCOME TAX STATUS, DIVIDENDS AND DISTRIBUTIONS

           The following is a summary of certain additional federal income tax considerations generally affecting the Fund and its shareholders that are not described in the Prospectus. It does not purport to deal with all aspects of
U.S. federal income taxation that may be relevant to the Fund or the Fund's shareholders. Special rules may apply to financial institutions and life insurance companies. Because everyone's tax situation is unique, you are urged to consult your tax professional regarding the federal, state and local tax consequences that may be applicable to you.

           The Fund has elected to qualify, and intends to remain qualified, as a regulated investment company under Subchapter M of the Internal Revenue Code.
As a regulated investment company, the Fund is not subject to federal income tax on the portion of its net investment income (i.e., its investment company taxable income, as that term is defined in the Internal Revenue Code, without regard to the deduction for dividends paid) and net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) that it distributes to shareholders, provided that it distributes at least 90% of its net investment income for the taxable year and satisfies certain other requirements of the Internal Revenue Code relating principally to the nature of its income and assets.

           It is the Fund's policy to distribute all of its net investment income (income from dividends and interest, less expenses) and net short-term capital gain, if any, as ordinary income dividends and to distribute substantially all net long-term capital gain (net of short-term capital loss) on sales of portfolio securities as capital gain distributions. Any net capital loss realized by the Fund for a tax year may be carried over by the Fund to offset capital gain realized by the Fund for eight years following the year of the loss. If the Fund should fail to qualify for Subchapter M status, it would be subject to federal corporate income tax on its net investment income and capital gains. In addition, distributions to shareholders generally would be taxed as corporate dividends at ordinary income rates, and no portion of the dividends would be afforded capital gains treatment. In the event the Fund fails to distribute to shareholders in a calendar year an amount equal to the sum of
(i) 98% of its ordinary income (excluding capital gain), (ii) 98% of its capital gain net income (determined as of the twelve-month period ending October 31), and (iii) the amount, if any, of ordinary income and capital gain not distributed in the preceding calendar year, it would be subject to a non-deductible 4% excise tax on the amount required to be but not distributed.
Because the Fund expects to distribute all of its net investment income and net capital gain, it does not expect to incur a liability for this tax.

           In general, the portion of the dividends paid by the Fund out of qualifying dividends received by the Fund from domestic corporations with respect to shares which are held by the Fund for the required holding period will be eligible, whether paid in cash or in additional shares, for the federal income tax 70% dividends-received deduction that is available to certain corporate taxpayers. Except with respect to certain cumulative dividends on preferred stock designated as such by the Fund, the required holding period is at least 46 days during the 90-day period that begins 45 days before the shares become ex-dividend with respect to such dividend, excluding certain periods during which the Fund's risk of loss is diminished. Because a portion of the dividends paid by the Fund will be paid out of, in addition to such qualifying dividends, other income such as interest income and net short-term capital gains realized by the Fund, less than 100% of the dividends will be eligible for the
70% dividends-received deduction. Dividends paid on shares of the Fund will not be eligible for the dividends-received deduction if the corporate shareholder holds such shares for less than the required holding period as generally described above.

           Other provisions of the Internal Revenue Code may also limit the availability of the dividends-received deduction to shareholders. For example, the 70% dividends-received deduction cannot, in general, exceed 70% of a corporation's taxable income (determined without regard to the 70%
dividends-received deduction). In addition, the Internal Revenue Code reduces the 70% dividends-received deduction with respect to portfolio stock where debt is attributable to the investment in such stock. In addition, the 70%
dividends-received deduction is not permitted for purposes of calculating a shareholder's alternative minimum tax.

OFFICERS AND DIRECTORS OF THE FUND

           The directors of the Fund, in addition to reviewing the actions of the Fund's Investment Adviser, decide upon matters of general policy at their regular meetings. The Fund's officers supervise the business operations of the
Fund.

           The Fund has twelve directors who are elected for staggered terms of three years each. The directors and officers of the Fund, together with their addresses and ages, their positions with the Fund, their length of service, the years of expiration of their terms as directors and officers and their principal occupations for the last five years and other directorships held are set forth in the following table. The Fund Complex that includes the Fund consists of (1)
the Fund and (2) Asset Management Fund, each of which is a registered investment company for which Shay Assets Management, Inc. acts as investment adviser.

                        POSITION(S)                                               NUMBER OF
                        HELD WITH                                                 PORTFOLIOS
                        THE FUND                                                  IN FUND       OTHER
                        AND LENGTH    EXPIRATION   PRINCIPAL OCCUPATIONS          COMPLEX       DIRECTORSHIPS
NAME, ADDRESS AND AGE   OF SERVICE    OF TERM      DURING PAST 5 YEARS            OVERSEEN      HELD+
---------------------   ------------  -----------  -----------------------------  -----------   --------------

INTERESTED DIRECTORS

JAMES R. COYLE*o        Director      2007         Chairman of the Advisory            1        None
1535 Richmond Avenue    since 2003    2005         Board of SI Bank & Trust;
Staten Island, NY       Vice                       formerly President and a
10314                   President                  director of Staten Island
Age:  57                since 2003                 Bancorp, Inc. and formerly
                                                   President and a director
                                                   of its wholly-owned subsidiary,
                                                   SI Bank & Trust; formerly
                                                   Chairman and a director of
                                                   SIB Mortgage Corp., which is
                                                   a wholly-owned subsidiary
                                                   of SI Bank & Trust.

RALPH F. BROUTYo        Director      2006         Former Chairman of the              1        None
P.O. Box 197            since 1991                 Board and Chief Executive
112 West Grove Street                              Officer, Watertown Savings
Dexter, NY  13634                                  Bank.
Age:  74

JOSEPH R. FICALORAo     Director      2007         President and Chief                 1        RSI
615 Merrick Avenue      since 1999    2005         Executive Officer and a                      Retirement
Westbury, NY  11590     President                  director of New York                         Trust
Age:  57                since 2004                 Community Bancorp, Inc. and
                                                   President of Queens County
                                                   Savings Bank, one of its
                                                   operating divisions.

WILLIAM A. McKENNA,     Director      2006         Chairman Emeritus and               7        Asset
JR.o                    since 1989                 formerly Chairman of the                     Management
71-02 Forest Avenue                                Board and Chief Executive                    Fund; RSI
Ridgewood, NY 11385                                Officer of Ridgewood                         Retirement
Age:  67                                           Savings Bank.                                Trust

CHARLES M. SPROCKo      Director      2007         Chairman of the Board,              1        None
100 West Dominick       since 1986                 President and Chief
Street                                             Executive Officer, The Rome
Rome, NY 13440                                     Savings Bank and its
Age:  64                                           holding company, Rome
                                                   Bancorp, Inc.

                        POSITION(S)                                               NUMBER OF
                        HELD WITH                                                 PORTFOLIOS
                        THE FUND                                                  IN FUND       OTHER
                        AND LENGTH    EXPIRATION   PRINCIPAL OCCUPATIONS          COMPLEX       DIRECTORSHIPS
NAME, ADDRESS AND AGE   OF SERVICE    OF TERM      DURING PAST 5 YEARS            OVERSEEN      HELD+
---------------------   ------------  -----------  -----------------------------  -----------   --------------

NON-INTERESTED DIRECTORS

ROBERT P. CAPONE        Director      2005         Chairman of the Board,              1        None
10 Bank Street          since 1993                 President and Chief
White Plains, NY 10606                             Executive Officer,
Age:  49                                           Community Mutual Savings
                                                   Bank.

CHRIS C. GAGAS          Director      2005         Chairman of the Board of            1        None
214 West First Street   since 1986                 PathFinder Bancorp, Inc.
Oswego, NY 13126                                   and its wholly-owned
Age:  73                                           subsidiaries, PathFinder
                                                   Bank and PathFinder
                                                   Commercial Bank.

MICHAEL R. KALLET       Director      2005         President and Chief                 1        None
182 Main Street         since 1990                 Executive Officer of Oneida
Oneida, NY 13421                                   Financial Corp. and its
Age:  53                                           wholly-owned subsidiary,
                                                   Oneida Savings Bank.

STEPHEN J. KELLY        Director      2006         Chairman and Chief                  1        None
2 Jefferson Plaza       since 1991                 Executive Officer,
Poughkeepsie, NY 12601                             Rhinebeck Savings Bank.
Age:  50

ROBERT E. KERNAN, JR.   Director      2005         Chairman of the Board,              1        None
19 Cayuga Street        since 1992                 President and Chief
Seneca Falls, NY 13148                             Executive Officer, The
Age:  61                                           Seneca Falls Savings Bank.

CLIFFORD M. MILLER      Director      2005         Chairman of the Board,              1        None
180 Schwenk Drive       since 1999                 President and Chief
Kingston, NY 12401                                 Executive Officer, Ulster
Age:  61                                           Savings Bank.

VINCENT F. PALAGIANO    Director      2006         Chairman of the Board and           1        None
209 Havemeyer Street    since                      Chief Executive Officer,
Brooklyn, NY 11201      1996                       The Dime Savings Bank of
Age:  63                                           Williamsburgh; Chairman of
                                                   the Board and Chief
                                                   Executive Officer of Dime
                                                   Community Bancshares, Inc.

                        POSITION(S)                                               NUMBER OF
                        HELD WITH                                                 PORTFOLIOS
                        THE FUND                                                  IN FUND       OTHER
                        AND LENGTH    EXPIRATION   PRINCIPAL OCCUPATIONS          COMPLEX       DIRECTORSHIPS
NAME, ADDRESS AND AGE   OF SERVICE    OF TERM      DURING PAST 5 YEARS            OVERSEEN      HELD+
---------------------   ------------  -----------  -----------------------------  -----------   --------------

OTHER OFFICERS

RODGER D. SHAY          Vice          2005         Chairman and the sole               6        Asset
1000 Brickell Avenue    President                  director of the Fund's                       Management
Miami, FL  33131        and                        Investment Adviser, Shay                     Fund; Horizon
Age:  67                Assistant                  Assets Management, Inc.;                     Bank
                        Secretary                  Chairman and the sole
                        since 1995                 director of the Fund's
                                                   distributor, Shay Financial
                                                   Services, Inc.; Chairman,
                                                   sole director and President
                                                   of Shay Investment
                                                   Services, Inc., an
                                                   enterprise which owns 100%
                                                   of Shay Assets Management,
                                                   Inc., and Shay Financial
                                                   Services, Inc.

EDWARD E. SAMMONS, JR.  Vice          2005         President of the Fund's            N/A       None
230 West Monroe         President                  Investment Adviser, Shay
Street, Suite 2810      and                        Assets Management, Inc.;
Chicago, IL  60606      Secretary                  Executive Vice President of
Age:  64                since 1995                 the Fund's distributor,
                                                   Shay Financial Services,
                                                   Inc.; Executive Vice
                                                   President of Shay
                                                   Investment Services, Inc.

JOHN J. McCABE          Vice          2005         Senior Vice President of           N/A       Director,
655 Third Avenue,       President                  Shay Assets Management,                      Flushing
Suite 816               since 1995                 Inc.                                         Financial
New York, NY  10017                                                                             Corporation
Age:  60

MARK F. TRAUTMAN        Vice          2005         Vice President of Shay             N/A       None
655 Third Avenue,       President                  Assets Management, Inc.;
Suite 816               since 1995                 Portfolio Manager of the
New York, NY  10017                                Fund and John Hancock Large
Age:  38                                           Cap Select Fund (and its
                                                   predecessor M.S.B. Fund,
                                                   Inc.)

DANIEL K. ELLENWOOD     Anti-Money    2005         Chief Compliance Officer           N/A       None
230 West Monroe         Laundering                 (since 2004), Operations
Street, Suite 2810      Compliance                 Manager (since 2003) and
Chicago, IL  60606      Officer                    Compliance Officer (since
Age:  34                since 2003                 1997) of Shay Assets
                                                   Management, Inc. and
                                                   Compliance Analyst (since
                                                   1996) of Shay Financial
                                                   Services, Inc.

TRENT M. STATCZAR       Treasurer     2005         Financial Services Director        N/A       None
3435 Stelzer Road       since 2002                 of BISYS Fund Services
Suite 1000                                         Ohio, Inc. since September
Columbus, OH 43219                                 2000; Financial Services
Age:  32                                           Manager of BISYS Fund
                                                   Services Ohio, Inc.
                                                   (January 1998 to September
                                                   2000); Financial Services
                                                   Associate Manager of BISYS
                                                   Fund Services Ohio, Inc.
                                                   (November 1997 to January
                                                   1998).

                        POSITION(S)                                               NUMBER OF
                        HELD WITH                                                 PORTFOLIOS
                        THE FUND                                                  IN FUND       OTHER
                        AND LENGTH    EXPIRATION   PRINCIPAL OCCUPATIONS          COMPLEX       DIRECTORSHIPS
NAME, ADDRESS AND AGE   OF SERVICE    OF TERM      DURING PAST 5 YEARS            OVERSEEN      HELD+
---------------------   ------------  -----------  -----------------------------  -----------   --------------

ALAINA V. METZ          Assistant     2005         Vice President of BISYS            N/A       None
3435 Stelzer Road       Secretary                  Fund Services Ohio, Inc.
Columbus, OH  43219     since                      since 2002; Chief
Age:  37                1999;                      Administrative Officer of
                        Assistant                  BISYS Fund Services Ohio,
                        Treasurer                  Inc. (1995-2002).
                        since 2002

+    Directorships held in (1) any other investment companies registered under the Investment Company Act of 1940, (2) any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (3) any company subject to the requirements of Section 15(d) of the Exchange Act.
*    These directors are regarded as interested persons under the Investment
     Company Act by virtue of their positions as officers of the Fund.
o    This director may be an "interested person" of the Fund as defined in the
     Investment Company Act because he is an executive officer or director of a bank owning 5% or more of the outstanding shares of the Fund.

           The Fund has an Executive Committee, composed of Messrs. Ficalora
(Chairman),* Kallet and McKenna. Subject to limitations provided by law and the
Fund's by-laws, the Executive Committee is authorized to exercise the power and authority of the Board of Directors as may be necessary during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2003.

           The Fund has a standing Nominating Committee, composed of Messrs.
Palagiano (Chairman), Kelly and Sprock, whose function is to recommend nominees for election as directors and officers of the Fund. The Committee holds informal discussions as necessary concerning its activities and met twice during 2003.
The Nominating Committee will consider nominees proposed by stockholders.
Stockholders who desire to propose a nominee should write to the Secretary of the Fund and furnish adequate biographical data, including information concerning the qualifications of the proposed nominee.

           The Fund has a standing Audit Committee composed of Messrs. Kernan
(Chairman), Capone and Gagas. The Audit Committee has responsibility for the selection and termination of the Fund's independent auditors. The Audit
Committee also reviews with the Fund's independent auditors the scope and results of the annual audit and matters having a material effect upon the Fund's financial statements. The Audit Committee met twice during 2003.

           Each of the directors of the Fund is an officer or director of an
Eligible Institution or of a holding company which controls one or more Eligible
Institutions. Any of such Eligible Institutions may from time to time purchase at its discretion sufficient shares of the Fund so that its holding may exceed
5% of the then outstanding shares of the Fund. Eligible Institutions are not restricted by the Fund as to the number of shares of the Fund that they may purchase or hold. (See "CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.")

CERTAIN OTHER AFFILIATIONS AND BUSINESS RELATIONSHIPS

           Certain directors and officers of the Fund also are (or in the two most recently completed calendar years have been) directors, trustees, officers or employees of Fund's Investment Adviser or Distributor (or their affiliates)
or of Asset Management Fund or M.S.B. Fund, Inc., which are registered investment companies having the same investment adviser as the Fund, as indicated in the following table. M.S.B. Fund, Inc. ceased operations in August
2003.

__________________
*    This director is an interested person under the Investment Company Act by virtue of his position as an officer of the Fund. Mr. Ficalora also is an executive officer of a bank owning 5% or more of the outstanding shares of the Fund.

                                                                    POSITION(S) HELD WITH
                         POSITION(S) HELD     POSITION(S)           THE INVESTMENT ADVISER
NAME OF DIRECTOR OR      WITH ASSET           HELD WITH             AND DISTRIBUTOR AND
OFFICER OF THE FUND      MANAGEMENT FUND      M.S.B. FUND, INC.     THEIR AFFILIATES
-----------------------  -------------------  -------------------   ----------------------

DIRECTORS OF THE FUND

Joseph R. Ficalora       None                 Director and          None
                                              President

William A. McKenna, Jr.  Trustee              Director              None

OFFICERS OF THE FUND

John J. McCabe           None                 Vice President        Senior Vice President
                                                                    of the Investment Adviser

Edward E. Sammons, Jr.   President            Vice President and    President of the
                                              Secretary             Investment Adviser;
                                                                    Executive Vice
                                                                    President of the
                                                                    Distributor

Rodger D. Shay           Chairman of the      Vice President and    Chairman and director
                         Board and Trustee    Assistant Secretary   of the Investment
                                                                    Adviser and the
                                                                    Distributor; director
                                                                    and majority
                                                                    stockholder of Shay
                                                                    Investment Services,
                                                                    Inc., which controls
                                                                    the Fund's Investment
                                                                    Adviser and Distributor

Mark F. Trautman         None                 Vice President        Vice President of the
                                                                    Investment Adviser

Daniel K. Ellenwood      Secretary            Anti-Money            Chief Compliance
                                              Laundering            Officer, Operations
                                              Compliance Officer    Manager / Compliance
                                                                    Officer and Compliance
                                                                    Analyst of the
                                                                    Investment Adviser

Trent M. Statczar        Treasurer            Treasurer             None

Alaina V. Metz           Assistant Secretary  Assistant Secretary   None

           Michael R. Kallet, a director of the Fund, also served as a Vice
President of the Fund from 1995 to March 2003. Joseph R. Ficalora, a director and the President of the Fund, also served as President of M.S.B. Fund, Inc., and Rodger D. Shay, the Chairman of the Investment Adviser served as a director of M.S.B. Fund, Inc.

COMPENSATION OF DIRECTORS AND OFFICERS

           Directors of the Fund receive compensation for their services as directors of the Fund consisting of:

    o  a $10,000 annual retainer per director, payable in four quarterly installments

    o  a per-meeting fee of $1,000 for each meeting of the Board of Directors attended in person

    o  a per-meeting fee of $250 for each meeting of a Board committee attended in person on a date on which a meeting of the Board of Directors is not held.

The Board of Directors holds its regular meetings quarterly. Directors do not receive any additional fee for telephonic meetings. Directors also are reimbursed for reasonable expenses incurred in attending meetings or otherwise incurred in connection with their attention to the affairs of the Fund.

           In recognition of the additional responsibilities and duties performed by the President of the Fund, the President receives an additional annual retainer of $2,000, payable in four quarterly installments, which is in addition to the compensation the President receives as a director. The other officers of the Fund do not receive any compensation from the Fund other than the compensation they may receive as directors of the Fund. No fee is payable for telephonic meetings of the Board of Directors or any committee. No pension or retirement benefits are paid to directors or executive officers.

           The total compensation paid to the directors and officers of the Fund for service during 2003 was $184,000. The total amount of expenses incurred during 2003 for which the directors were reimbursed was $6,884. The Fund does not provide officers or directors, directly or indirectly, with any pension or retirement benefits.

                  The following table sets forth the aggregate compensation
received by each director of the Fund from the Fund and any other investment company having the same investment adviser for services as a director or officer during 2003. Such compensation does not include reimbursements to the directors for their expenses incurred in connection with their activities as directors.

                               COMPENSATION TABLE

                                                                     TOTAL
                                                 AGGREGATE     COMPENSATION FROM
                         POSITIONS WITH THE    COMPENSATION    THE FUND AND FUND
NAME OF DIRECTOR                FUND           FROM THE FUND   COMPLEX (3 FUNDS)
----------------------   -------------------   -------------   -----------------
Ralph F. Brouty               Director           $14,000            $14,000
Robert P. Capone              Director           $14,000            $14,000
James R. Coyle            Director and Vice      $10,500            $10,500
                              President
Joseph R. Ficalora            Director           $14,000            $23,000(1)
Chris C. Gagas                Director           $14,000            $14,000
Michael R. Kallet             Director           $14,000            $14,000
Stephen J. Kelly              Director           $15,000            $15,000
Robert E. Kernan, Jr.         Director           $14,000            $14,000
Joseph L. Mancino(+)        Director and         $14,500            $21,000(1)
                              President
William A. McKenna, Jr.       Director           $14,000            $42,000(2)
Clifford M. Miller            Director           $14,000            $14,000
Vincent F. Palagiano          Director           $14,000            $14,000
Charles M. Sprock             Director           $14,000            $14,000
----------------
(1)   Includes compensation of $6,500 received by Mr. Mancino as a director, and
      $9,000 received by Mr. Ficalora as a director and officer, of M.S.B. Fund,
      Inc.
(2)   Includes compensation of $7,500 received by Mr. McKenna as a director of
      M.S.B. Fund, Inc. and $20,500 received as a director of Asset Management
      Fund.
(+)   Resigned as a director and as President, effective November, 2003.

MANAGEMENT OWNERSHIP OF FUND SHARES

           Shares of the Fund are sold only to Eligible Institutions.
Accordingly, no officer or director of the Fund owns any equity securities of the Fund. However, each director of the Fund is an officer, director or trustee of an Eligible Institution, and it is expected that such Eligible Institutions may, from time to time, purchase shares of the Fund. All such directors disclaim beneficial ownership of any such shares. The Eligible Institutions with which the directors are affiliated owned approximately 94% of the outstanding shares of the Fund at April 12, 2004. Each Eligible Institution with which directors of the Fund are affiliated owns more than $100,000 of equity securities in the
Fund.

           The following table sets forth the dollar range of shares of the Fund held by each director as of December 31, 2003, in the Fund and in all other funds overseen by the directors in the family of investment companies that includes the Fund.

                                                      AGGREGATE DOLLAR RANGE
                                                       OF EQUITY SECURITIES
                                                     IN ALL FUNDS OVERSEEN BY
                          DOLLAR RANGE OF EQUITY      DIRECTOR IN FAMILY OF
  NAME OF DIRECTOR        SECURITIES IN THE FUND      INVESTMENT COMPANIES
-----------------------   -----------------------    ------------------------
Ralph F. Brouty                   None                       None
Robert P. Capone                  None                       None
James R. Coyle                    None                       None
Joseph R. Ficalora                None                       None
Chris C. Gagas                    None                       None
Michael R. Kallet                 None                       None
Stephen J. Kelly                  None                       None
Robert E. Kernan, Jr.             None                       None
William A. McKenna, Jr.           None                       None
Clifford M. Miller                None                       None
Vincent F. Palagiano              None                       None
Charles M. Sprock                 None                       None

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

           As of April 12, 2004, Staten Island Bancorp, Inc., 1535 Richmond
Avenue, Staten Island, New York (which was organized as a Delaware corporation and has since been merged into Independence Community Bank Corp., a Delaware corporation, 195 Montague Street, Brooklyn, NY 11201) owned approximately 27% of the outstanding shares of the Fund. As a result of such ownership, Independence
Community Bank Corp. is deemed to be a controlling person of the Fund. Its holding, if it were maintained on the record date of any meeting of shareholders of the Fund, would enable it to exercise a substantial influence over the outcome of each matter submitted to a vote of the shareholders of the Fund, including election of directors, and depending on the number of shares present in person or represented by proxy at a meeting of shareholders, may enable
Independence Community Bank Corp. to determine the outcome of each such vote.
James R. Coyle, who is Chairman of the Advisory Board of SI Bank & Trust, a
wholly-owned subsidiary of Independence Community Bank Corp., and was formerly
President and a director of Staten Island Bancorp, Inc. and President of SI Bank
& Trust, also is a director and an officer of the Fund.

           As of April 12, 2004, the following persons owned of record and, to the best of the Fund's knowledge, beneficially more than 5% of the Fund's outstanding securities, directly or indirectly through subsidiaries:

               NAME AND ADDRESS                       PERCENTAGE OWNERSHIP
               ----------------                       --------------------

               Staten Island Bancorp, Inc.                   27.0%
               1535 Richmond Avenue
               Staten Island, NY  10304

               New York Community Bank                       19.0%
               615 Merrick Avenue
               Westbury, NY  11590

               Ridgewood Savings Bank                        18.9%
               71-02 Forest Avenue
               Ridgewood, NY  11385

               Watertown Savings Bank                        13.5%
               111 Clinton Street
               Watertown, NY  13601

CODE OF ETHICS

           The Fund, the Investment Adviser and the Distributor have adopted a joint Code of Ethics that governs the conduct of employees of the Fund, the
Investment Adviser and the Distributor who may have access to information about the Fund's securities transactions. The Code permits personnel subject to the
Code to purchase securities that may also be purchased by the Fund but recognizes that such persons owe a fiduciary duty to the Fund's shareholders and requires that they place the interests of shareholders ahead of their own interests. Among other things, the Code requires pre-clearance of trading of initial public offerings and limited offerings by investment personnel and requires reporting of personal securities transactions. Violations of the Code are subject to review by the directors and could result in penalties.

PROXY VOTING POLICIES AND PROCEDURES

           The Fund's Board of Directors has delegated to the Investment
Adviser, Shay Assets Management, Inc., the authority to vote all proxies relating to the Fund's portfolio securities in accordance with Shay Asset
Management's own policies and procedures. Commencing in August 2004, information regarding how the Fund voted proxies relating to its portfolio securities for the one-year period ending each June 30th will be available (1) without charge, upon request, by calling Shay Assets Management, Inc. at 800-982-1846 and (2) on
the Commission's Internet site at http://www.sec.gov.

SHAY ASSETS MANAGEMENT, INC. PROXY VOTING POLICIES AND PROCEDURES

           Shay Assets Management, Inc. votes proxies in a way which is most economically beneficial to the Fund.

           The Investment Adviser's Proxy Voting Policy provides that the
Investment Adviser generally will vote against anti-takeover provisions and other actions by management of portfolio companies that have the effect of diluting shareholders' interests (economic or voting). More specifically, the
Investment Adviser normally would vote against the following: (i) golden parachute agreements with existing management, (ii) significant increases in stock option bonus plans, management and board compensation, (iii) staggered elections of directors and (iv) different classes of stock.

           With respect to poison pill amendments, the Investment Adviser normally will vote with management on anti-takeover provisions only after meeting with management and being convinced that the provisions are in the best interest of the stockholders. The Investment Adviser will vote with management of portfolio companies if staggered boards or poison pills are viewed as improving shareholder's negotiating position with potential acquirors.

           The Investment Adviser normally votes with management on the following issues: (i) management's slate of directors, (ii) shareholder resolutions dealing with socially active causes, (iii) approval of auditors,
(iv) fiscal year changes and (v) annual meeting dates.

           In the event a matter to be voted on is recognized to involve a conflict of interest between the interests of the Investment Adviser and the
Fund, a special review by the Investment Adviser's Executive Committee will determine the vote, and a report will be made to the Fund.

           Voting on proxy matters not addressed above is determined following discussions between the Fund's portfolio manager and the Investment Adviser's
Chief Investment Officer.

INVESTMENT ADVISORY AND OTHER SERVICES

           Shay Assets Management, Inc. serves as the Investment Adviser of the
Fund; BISYS Fund Services Ohio, Inc. serves as its administrator and transfer agent; and The Bank of New York is the custodian for the Fund.

INVESTMENT ADVISER

           Shay Assets Management, Inc. (the "Investment Adviser") makes investment decisions for the Fund and is responsible for placing purchase and sale orders for portfolio securities and other investments. Under the investment advisory agreement between the Investment Adviser and the Fund (the "Investment
Advisory Agreement"), the Investment Adviser receives a fee from the Fund computed at the annual rate of 0.75% of the first $100,000,000 of the Fund's average daily net assets and 0.50% of the Fund's average daily net assets in excess of $100,000,000. The fee payable to the Investment Adviser is reduced
(but not below zero) to the extent the expenses of the Fund (exclusive of professional fees, such as legal and audit fees, directors' fees and expenses and distribution expenses, if any, payable under Rule 12b-1) exceed 1.10% of the
Fund's average daily net assets during any fiscal year during the term of the
Fund's agreement with the Investment Adviser. The Investment Advisory Agreement
also provides for a reduction in the fee payable to the Investment Adviser to the extent the expenses of the Fund would exceed any applicable limit established pursuant to the statutes or regulations of any jurisdictions in which the Fund's shares are qualified for offer and sale. However, the Fund's shares are not offered or sold in any jurisdiction that imposes such a limitation. These limitations did not result in any reduction of the Investment

Adviser's fee in 2003. The total amounts paid by the Fund for the years ended
December 31, 2001, 2002 and 2003, respectively, in respect of investment advisory services were $774,581, $748,395 and $726,977, respectively, representing 0.74%, 0.74% and 0.75% of the Fund's average daily net assets
(after all fee reductions and expense limitations). The Investment Adviser pays for the Fund's legal counsel to prepare the minutes of meetings of the Board of
Directors and its committees to the extent not prepared by the Fund's administrator.

           In determining whether to renew the Investment Advisory Agreement each year, the Board of Directors evaluates information provided by the
Investment Adviser in accordance with Section 15(c) of the Investment Company
Act of 1940. The Investment Advisory Agreement was most recently renewed by the
Board of Directors at its meeting held in April 2004. The Board of Directors considered a number of factors in deciding to renew the agreement, including the nature and quality of services provided to the Fund, fees and expenses borne by the Fund, the investment performance of the Fund, the amount and structure of the investment advisory fee paid by the Fund and the financial results and financial condition of the Investment Adviser.

           In reviewing the quality of services provided to the Fund, the Board of Directors noted the nature and quality of the investment analysis and the discipline of the investment style used by the Investment Adviser in managing the Fund's portfolio. The directors also considered the quality and experience of the Investment Adviser's organization in general and the investment professionals having principal responsibility for the Fund's investments. In evaluating the investment performance of the Fund, the Board of Directors noted
the importance of evaluating the performance of the Fund over an entire market cycle, including both periods of market appreciation and periods of market declines and that in particular periods the Fund's performance might deviate significantly from its peer group or market averages. The directors also noted
that although over the most recent calendar year prior to their consideration of the renewal of the Investment Advisory Agreement the Fund's performance lagged behind its mutual fund peer group and the market averages represented by the
Standard & Poor's 500 Index and the Dow Jones Industrial Average and that over longer periods of three, five and ten years, the Fund was competitive with its peer group and the market averages.

           In reviewing the fees and expenses borne by the Fund, the Board of
Directors noted, among other things, that the investment advisory fee paid by the Fund and the Fund's overall expense ratio were competitive with those of other similar funds of similar size. The Board of Directors also considered the expense limitation contained in the Investment Advisory Agreement and steps taken by the Investment Adviser to help control the Fund's administration and transfer agency expenses.

           Based on their review, the Board of Directors (including a majority of the non-interested directors of the Fund) concluded, among other things, that the investment advisory fee, when evaluated in light of soft-dollar brokerage arrangements that benefited the Investment Adviser and other relevant circumstances, did not result in an excessive profit to the Investment Adviser, that the investment advisory fees and other expenses of the Fund were fair and reasonable, both absolutely and in comparison with those of other funds in the industry, and that the Fund had received reasonable value in return for paying the investment advisory fee under the Investment Advisory Agreement.

           The Investment Adviser is a registered investment adviser under the
Investment Advisers Act of 1940 and serves as investment adviser to Asset
Management Fund, a registered investment company comprising six fixed-income portfolios with aggregate net assets of approximately $5.1 billion at December
31, 2003, and as subadviser to John Hancock Large Cap Select Fund, a registered investment company with net assets of approximately $57 million as of December
31, 2003.

           The Investment Adviser, Shay Assets Management, Inc., is a Florida
corporation that is controlled by Rodger D. Shay, who is a Vice President of the
Fund. The Investment Adviser is a wholly-owned subsidiary of Shay Investment
Services, Inc., which is the holding company for the Fund's Investment Adviser and Distributor and certain other related companies engaged primarily in securities-related businesses. Rodger D. Shay is the majority stockholder of
Shay Investment Services, Inc. The Investment Adviser's principal office is located at 230 West Monroe Street, Suite 2810, Chicago, Illinois 60606.

           Shay Assets Management, Inc. (together with its predecessor, Shay
Assets Management Co.) has served as the Fund's Investment Adviser since May 19,
1995. The Fund's current Investment Advisory Agreement with Shay Assets
Management, Inc. was approved by the shareholders of the Fund on November 13,
1997.

           Under the Investment Advisory Agreement, the Investment Adviser is
not liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund, except a loss resulting from (i) a breach of fiduciary duty with respect to the receipt of compensation for services, (ii) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or (iii) reckless disregard by it of its obligations and duties under the agreement.

           The Investment Advisory Agreement will continue in effect from year to year, subject to termination by the Fund or the Investment Adviser as described below, if such continuance is approved at least annually by the vote of the Fund's Board of Directors and a majority of the directors of the Fund who are not "interested persons" of the Fund or of the Investment Adviser.

           The Investment Adviser may terminate the Investment Advisory
Agreement upon 90 days' written notice to the Fund. The Investment Advisory
Agreement can be terminated at any time without penalty by the Fund upon 30 days' written notice to the Investment Adviser. The Investment Advisory
Agreement will terminate automatically in the event of its assignment.

           Certain directors and officers of the Fund also are directors, officers or employees of the Investment Adviser and its affiliates. See "CERTAIN
OTHER AFFILIATIONS AND BUSINESS RELATIONSHIPS."

ADMINISTRATOR, TRANSFER AGENT AND CUSTODIAN

           ADMINISTRATOR AND TRANSFER AGENT. BISYS Fund Services Ohio, Inc.
("BISYS"), 3435 Stelzer Road, Columbus, Ohio 43219, is the Fund's administrator and transfer agent. Pursuant to the terms of the Administration and Fund
Accounting Agreements between the Fund and BISYS, BISYS performs various administrative services for the Fund, including (i) maintenance of the Fund's books and records, (ii) preparation of various filings, reports, statements and returns filed with governmental authorities or distributed to shareholders of the Fund and (iii) computation of the Fund's net asset value for purposes of sales and redemptions of shares.

           The Fund pays BISYS for its services as administrator and fund accountant a fee computed at the annual rate of 0.10% of the first $200 million of the Fund's average net assets, 0.075% of the next $200 million of average net assets, with further reductions in the applicable rate for net assets in excess of $400 million, subject to a minimum annual charge of $80,400. BISYS has served as the Fund's administrator and fund accountant since 1999. The amounts paid to
BISYS for such services for the years 2001, 2002 and 2003 were $105,091,
$101,280 and $97,567, respectively.

           Certain employees of BISYS also are officers of the Fund. See
"OFFICERS AND DIRECTORS OF THE FUND."

           CUSTODIAN. The Bank of New York (the "Custodian"), One Wall Street,
New York, New York, is the custodian of the Fund's investments and has served in that capacity since 1999.

DISTRIBUTOR

           Shay Financial Services, Inc. (the "Distributor") is the distributor of the Fund. The Distributor is a Florida corporation that is controlled by
Rodger D. Shay, who is an officer of the Fund. The principal business address of the Distributor is 230 West Monroe Street, Chicago, Illinois 60606.

           The Fund has authorized the Distributor to undertake certain activities in connection with the continuous offer and sale of shares of the
Fund, including informing potential investors about the Fund through written materials, seminars and personal contacts. The Distributor is obligated to use its best efforts to effect sales of shares of the Fund, but has no obligation to sell any particular number of shares. The Distributor does not receive any compensation from the Fund in connection with such activities.

           Certain directors and officers of the Fund also are directors, officers or employees of the Distributor and its affiliates. See "OFFICERS AND
DIRECTORS OF THE FUND."

INDEPENDENT AUDITORS

           Ernst & Young LLP, 1100 Huntington Center, 41 South High Street,
Columbus, Ohio 43215, independent auditors for the Fund, audit and report on the
Fund's annual financial statements and review the Fund's tax returns.

PURCHASE AND SALE OF PORTFOLIO SECURITIES

           The primary aim of the Fund in the allocation of portfolio transactions to various brokers is the attainment of best price and execution consistent with obtaining investment research services and statistical information at reasonable cost. The Investment Adviser is thus authorized to pay a brokerage commission in excess of the commission that another broker might have charged for effecting the same transaction in recognition of the value of efficient execution and research and statistical information provided by the selected broker. Transactions in portfolio securities were effected during the calendar year 2003 through a total of 2 brokers, drawn from a list of brokers selected by the Investment Adviser on the basis of their ability to provide efficient execution of portfolio transactions and investment research and statistical information. A large majority of the Fund's portfolio transactions are executed on national securities exchanges through member firms. However, when the Investment Adviser believes that a better price can be obtained for the
Fund, portfolio transactions may be executed in the third market. Portfolio transactions in unlisted securities are executed in the over-the-counter market.
The brokerage list is reviewed continually in an effort to obtain maximum advantage from investment research and statistical information made available by brokers, and allocation among the brokers is made on the basis of best price and execution consistent with obtaining research and statistical information at reasonable cost. The Investment Adviser monitors the reasonableness of commissions paid by the Fund based on its experience in the market, and the
Board of Directors periodically reviews the reasonableness of such commissions as well.

           In 2003, approximately 19% of the Fund's total brokerage commissions were paid to brokers that provided investment research and statistical information to the Investment Adviser. The research and statistical information provided to the Investment Adviser consist primarily of written and electronic reports and presentations analyzing specific companies, industry sectors, the stock market and the economy. To the extent that the Investment Adviser uses such research and information in rendering investment advice to the Fund, the research and information tend to reduce the Investment Adviser's expenses. The
Investment Adviser may use research services and statistical information furnished by brokers through which the Fund effects securities transactions in servicing all of its accounts, and the Investment Adviser may not use all such services in connection with the Fund. The total amounts of brokerage commissions paid in 2001, 2002 and 2003 were $32,081, $33,660 and $37,811, respectively.

           Neither the Fund nor any of its officers or directors, nor its
Investment Adviser, is affiliated with any broker employed by the Fund in connection with the purchase or sale of portfolio securities or other investments.

EXPENSES OF THE FUND

           The Fund is responsible for the payment of its expenses. Such expenses include, without limitation, the fees payable to the Fund's Investment
Adviser, administrator, transfer agent and custodian; brokerage fees and expenses; filing fees for the registration or qualification of the Fund's shares under federal or state securities laws; taxes; interest; the cost of liability insurance, fidelity bonds, indemnification expenses; legal and auditing fees and expenses; any costs, expenses or losses arising out of any liability of, or claim for damages or other relief asserted against, the Fund for violation of any law; expenses of preparing and printing prospectuses, proxy materials, reports and notices and of mailing the same to shareholders and regulatory authorities; the compensation and expenses of the Fund's directors and officers who are not affiliated with the Fund's Investment Adviser or administrator; and
any extraordinary expenses incurred by the Fund. Annual and semi-annual reports to shareholders include a statement of operational expenses.

DESCRIPTION OF CAPITAL STOCK

           The capital stock of the Fund consists of a single class of common shares with a par value of $1.00 per share. Each common share entitles the holder to one vote for the election of directors and on all other matters. These shares have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors. All shares have equal rights to participate in any dividends declared and, in the event of liquidation, in the assets of the Fund. Upon issuance and payment in accordance with the terms herein described, the shares will be fully paid and nonassessable. There are no conversion rights, preemptive rights or sinking fund provisions with respect to the Fund's shares.

           Shares of stock of the Fund may not be sold or transferred to, or be owned by, any person other than an Eligible Institution.

GENERAL INFORMATION

           Statements contained in the Prospectus and this Statement of
Additional Information as to the contents of any contract or agreement or other document are not necessarily complete. In each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement of which the Prospectus and this Statement of
Additional Information form a part, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

           The audited financial statements of the Fund for the fiscal year ended December 31, 2003, including the notes thereto and the report of Ernst &
Young LLP, contained in the Fund's Annual Report to shareholders for the year ended December 31, 2003 (the "Annual Report") are incorporated herein by reference. Ernst & Young LLP has audited such financial statements, and the financial statements are incorporated by reference in reliance on the report of
Ernst & Young LLP and the authority of such firm as experts in accounting and auditing. The financial highlights for the year ended December 31, 2002, also were audited by Ernst & Young LLP. The financial highlights for the years prior to 2002 were audited by other independent accountants. Except as set forth above, this Statement of Additional Information does not incorporate any other portion of the Annual Report.

           The Fund will provide a copy of the Annual Report without charge to each person to whom this Statement of Additional Information is delivered.
Investors should direct requests to the Fund in writing c/o the Fund's
Distributor, Shay Financial Services, Inc., 230 West Monroe Street, Chicago,
Illinois 60606, or by telephone at 800-527-3713.

                            PART C. OTHER INFORMATION

ITEM 22.  EXHIBITS

                (a)   Certificate of Incorporation

                      (1)   Restated Certificate of Incorporation of the
                            Registrant. Previously filed with Amendment
                            No. 9 as Exhibit 1.

                      (2)   Amendment to Certificate of Incorporation to
                            change the name of the Fund. Previously
                            files with Amendment No. 15 as Exhibit
                            (a)(2).

                (b)   By-Laws of the Registrant. Previously files with Amendment
                      No. 15 as Exhibit (b).

                (c)   Instruments Defining Rights of Security Holders

                      (1)   Form of Certificate for Common Stock.  Previously
                            filed with Amendment No. 2 as Exhibit 4.

                      (2)   Articles Third, Fourth, Ninth, Tenth and
                            Eleventh of Certificate of Incorporation.
                            (See Exhibit (a).)

                      (3)   Articles II, VI, VII, VIII, IX, XV and XVI
                            of By-Laws. (See Exhibit (b).)

                (d)   Investment Advisory Agreement dated as of December 9,
                      1997, between the Registrant and Shay Assets
                      Management, Inc. Previously filed with Amendment No.
                      10 as Exhibit 5.

                (e)   Distribution Agreement dated as of December 9, 1997,
                      between the Registrant and Shay Financial Services,
                      Inc. Previously filed with Amendment No. 10 as
                      Exhibit 9(c).

                (f)   Not Applicable.

                (g)   Custodian Agreements

                      (1)   Custodian Services Agreement dated as of
                            July 30, 1999, between the Registrant and
                            The Bank of New York. Previously filed with
                            Amendment No. 12 as Exhibit G(1).

                      (2)   Domestic Custodian Fee Schedule dated as of
                            August 25, 1999, between the Registrant and
                            The Bank of New York. Previously filed with
                            Amendment No. 12 as Exhibit G(2).

                      (3)   Cash Management Agreement dated as of July
                            30, 1999, between the Registrant and The
                            Bank of New York. Previously filed with
                            Amendment No. 12 as Exhibit G(3).

                (h)   Other Material Contracts

                      (1)   Administration Agreement dated as of August
                            1, 1999, between the Registrant and BISYS
                            Fund Services Ohio, Inc. Previously filed
                            with Amendment No. 12 as Exhibit H(1).

                      (2)   Transfer Agency Agreement dated as of
                            September 13, 1999, between the Registrant
                            and BISYS Fund Services Ohio, Inc.
                            Previously filed with Amendment No. 12 as
                            Exhibit H(2).

                      (3)   Fund Accounting Agreement dated as of August
                            1, 1999, between the Registrant and BISYS
                            Fund Services Ohio, Inc. Previously filed
                            with Amendment No. 12 as Exhibit H(3).

                      (4)   Omnibus Fee Agreement dated as of August 1,
                            1999, between the Registrant and BISYS Fund
                            Services Ohio, Inc. Previously filed with
                            Amendment No. 12 as Exhibit H(4).

                (i)   Not Applicable.

                (j)   Not Applicable.

                (k)   Not Applicable.

                (l)   Not Applicable.

                (m)   Not Applicable.

                (n)   Not Applicable.

                (o)   Reserved.

                (p)   Code of Ethics. Previously filed with Amendment No. 12 as
                      Exhibit P.

ITEM 23.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

           As of April 12, 2004, Staten Island Bancorp, Inc., 1535 Richmond
Avenue, Staten Island, New York (which was organized as a Delaware corporation and has since been merged into Independence Community Bank Corp., a Delaware corporation, 195 Montague Street, Brooklyn, NY 11201) owned approximately 27% of the outstanding shares of the Fund. As a result of such ownership, Independence
Community Bank Corp. is deemed to be a controlling person of the Fund. The following companies, which are direct or indirect wholly-owned subsidiaries of
Independence Community Bank Corp., are deemed to be under common control with the Registrant: Independence Community Bank, SI Bank & Trust, Mitchamm Corp. (an

operator of Mail Boxes Etc. franchises), BNB Capital Trust (an inactive subsidiary), Independence Community Investment Corp. (the holding company for
Independence Community Realty Corp., which holds certain real estate loans,
Renaissance Asset Corporation (which holds certain real estate investments),
Independence Community Insurance Agency, Inc. (a licensed life insurance agency), Wiljo Development Corp. (a real estate company), Broad National Realty
Corp. (a real estate company and the holding company for BNB Horizons Inc., which manages certain parcels of vacant land), BNB Investment Corp. (which holds investment securities), Bronatoreo, Inc. (which maintains certain parking lots),
Statewide Financial Services (which sells annuity products), ICM Capital L.L.C.
(a mortgage lender), Independence Community Reinvestment Corp. (a qualified community development entity), SIB Investment Corporation, SIB Mortgage Corp.,
Staten Island Funding Corporation, and SIB Financial Services Corporation.

ITEM 24.  INDEMNIFICATION

           Sections 721-726 of the New York Business Corporation Law provide that a New York corporation shall have the power and, in certain cases, the obligation to indemnify officers or directors against certain liabilities.
Article XVII of the by-laws of the Registrant provides that the Registrant shall indemnify directors or officers to the full extent permitted by New York law.

           Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

           In addition, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, indemnification by the Registrant of its directors and officers against liabilities arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their respective offices is against public policy and, therefore, unenforceable. In the event that any questions arise as to the lawfulness of indemnification under the Investment Company Act of 1940 or the advancement of legal fees or other expenses incurred by its officers and directors, the
Registrant will not advance such expenses or provide such indemnification unless there has been a determination by a court, by a vote of a majority of a quorum consisting of disinterested, non-party directors, or by independent legal counsel in a written opinion or by other reasonable and fair means that such indemnification or advancement would not violate Section 17 of the Investment
Company Act of 1940 and the rules and regulations thereunder.

           In addition, the Registrant has entered into a Directors and Officers
Liability Insurance Policy that insures against loss which any directors or officers of the Registrant are obligated to pay by reason of claims based on actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any matter claimed against them solely by reason of their being directors or officers. The policy does not protect or purport to protect any director or officer against any loss arising from fines or penalties imposed by law or matters which may be deemed uninsurable under the law.

ITEM 25.  BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER

           Incorporated herein by reference from the Statement of Additional
Information are the following: the description of the business of Shay Assets
Management, Inc. (the "Investment Adviser") contained in the section entitled
"Investment Advisory and Other Services;" the information concerning the organization and controlling persons of Shay Financial Services, Inc. (the
"Distributor") contained in the section entitled "Investment Advisory and Other
Services;" and the biographical information pertaining to Messrs. Shay, Sammons,
McCabe and Trautman contained in the section entitled "Officers and Directors of the Fund."

           The principal office of the Investment Adviser is located at 230 West
Monroe Street, Suite 2810, Chicago, Illinois, 60606. The Investment Adviser's
investment advisory activities relating to the Fund are conducted out of its office in New York City. The Investment Adviser is a wholly-owned subsidiary of
Shay Investment Services, Inc. ("SISI"). SISI is a closely held corporation controlled by Rodger D. Shay, Sr. (who also is a director and officer of the
Fund) and Rodger D. Shay, Jr. Shay Financial Services, Inc. ("SFSI") and First
Financial Trust Company ("FFTC") are also wholly-owned subsidiaries of SISI. The principal offices of SISI and SFSI are located at 1000 Brickell Avenue, Miami,
Florida, 33131. FFTC is located at 8500 Freeport Parkway South, Suite 130,
Irving Texas 75063.

           Rodger D. Shay, Sr. is the Chairman of the Investment Adviser, SISI,
and SFSI. Edward E. Sammons, Jr. is President of the Investment Adviser and
Executive Vice President of SISI and SFSI. Rodger D. Shay, Jr. is the President
and Chief Executive Officer of SFSI and Executive Vice President of the
Investment Adviser. Rodger D. Shay, Jr. also is a director of Family Financial
Life Insurance Company. Robert T. Podraza is a Vice President of the Investment
Adviser, SISI and SFSI.

           SFSI is a securities broker-dealer registered with the Securities and
Exchange Commission. FFTC is a Texas trust company which provides custodial services, primarily for institutional customers of SFSI.

           The Investment Adviser acts as investment adviser to the Fund and one other registered investment company, Asset Management Fund, and as subadviser to the John Hancock Large Cap Select Fund, which is the successor to M.S.B. Fund,
Inc. In addition, the Investment Adviser acts as investment adviser to several savings banks located in New York State on a non-discretionary basis.

ITEM 26.  PRINCIPAL UNDERWRITERS

           (a)  The Distributor, Shay Financial Services, Inc., serves as the principal distributor for Asset Management Fund, a Delaware statutory trust, in addition to serving the Fund.

           (b)  The names, principal business addresses, positions with the
Distributor and positions and offices with the Fund of each director and officer of the Distributor are set forth in the following table.

NAME AND PRINCIPAL
BUSINESS ADDRESS OF
DIRECTOR OR OFFICER       POSITIONS AND OFFICES        POSITIONS AND OFFICES
OF THE DISTRIBUTOR        WITH THE DISTRIBUTOR         WITH THE FUND
-----------------------   ------------------------     ------------------------
Rodger D. Shay, Sr.       Chairman and Director        Vice President and
1000 Brickell Avenue                                   Assistant Secretary
Miami, Florida 33131

Rodger D. Shay, Jr.       President and Chief          None
1000 Brickell Avenue      Executive Officer
Miami, Florida 33131

Edward E. Sammons, Jr.    Executive Vice President     Vice President and
230 West Monroe Street                                 Secretary
Chicago, Illinois 60606

Robert T. Podraza         Vice President and Chief     None
1000 Brickell Avenue      Compliance Officer
Miami, Florida 33131

Daniel K. Ellenwood       Operations Manager and       None
230 West Monroe Street    Assistant Vice President
Chicago, Illinois 60606

ITEM 27.  LOCATION OF ACCOUNTS AND RECORDS

           The books and other documents required to be maintained pursuant to
Rule 31a-1(b) (4) and (b) (10) are in the physical possession of the Fund's
Investment Adviser, Shay Assets Management, Inc., 230 West Monroe Street, Suite
2810, Chicago, Illinois 60606; accounts, books and other documents required by
Rule 31a-1(b) (5) through (7) and (b) (11) and Rule 31a-1(f) are in the physical possession of Shay Assets Management, Inc., 230 West Monroe Street, Suite 2810,
Chicago, Illinois 60606; all other books, accounts and other documents required to be maintained under Section 31(a) of the Investment Company Act of 1940 and
the Rules promulgated thereunder are in the physical possession of BISYS Fund
Services Ohio, Inc., 3435 Stelzer Road, Columbus, Ohio 43219 or 60 State Street,
Suite 1300, Boston, Massachusetts 02109.

ITEM 28.  MANAGEMENT SERVICES

           Not Applicable.

ITEM 29.  UNDERTAKINGS

           Not Applicable.

SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of
New York on April 30, 2004.

                                         ASSET MANAGEMENT FUND LARGE CAP
                                         EQUITY INSTITUTIONAL FUND, INC.

                                         By: /s/  MARK F. TRAUTMAN
                                            ------------------------------------
                                            Mark F. Trautman
                                            Vice President